Exhibit 10.1

AGREEMENT OF LEASE

By and Between

APB OWNER LLC

(“Landlord”)

and

INVITAE CORPORATION

(“Tenant”)

*    *    *    *    *    *

1001 Airport Boulevard

Morrisville, NC

April 20, 2021

EXHIBIT A1 – PREMISES

EXHIBIT A2 – SITE PLAN

EXHIBIT B – LEGAL DESCRIPTION OF LAND

EXHIBIT C – WORK LETTER

EXHIBIT D – RULES AND REGULATIONS

EXHIBIT E – [INTENIONALLY OMITTED]

EXHIBIT F – MOVE-OUT CONDITIONS

EXHIBIT G – DECLARATION OF COMMENCEMENT DATE

EXHIBIT H – HAZARDOUS MATERIALS DISCLOSURE CERTIFICATE

EXHIBIT I – DETERMINATION OF FAIR MARKET RENTAL VALUE

EXHIBIT J – ELECTRICAL SERVICE SPECIFICATIONS

EXHIBIT K – BUILDING AMENITIES

EXHIBIT L – FORM OF SNDA

EXHIBIT M – MEMORANDUM OF LEASE

EXHIBIT N – LICENSE AGREEMENT – FF&E

i

AGREEMENT OF LEASE

This Agreement of Lease (“Lease”) between the parties set forth below incorporates the Basic Lease Provisions and the General Lease Provisions attached hereto. In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have only the meanings set forth in this Section, unless such meanings are expressly modified, limited or expanded elsewhere herein.

1.	BASIC LEASE PROVISIONS:

1.	Effective Date:	April 20, 2021

2.	Tenant:	INVITAE CORPORATION, a Delaware corporation

3.	Landlord:	APB OWNER LLC, a Delaware limited liability company

4.	Premises:	Approximately 245,159 rentable square feet in the Building (defined below), which shall be leased to Tenant in accordance with the terms of this Lease. The parties agree that for all purposes of this Lease, the Premises shall be conclusively deemed to consist of 245,159 rentable square feet.

5.	Phase 1 Premises	The portion of the Building for Tenant’s initial occupancy, which includes (i) the Amenity Area (defined below) consisting of approximately 18,407 rentable square feet, and (ii) the other areas designated as part of the Phase 1 Premises, all as depicted on Exhibit A1. Notwithstanding the foregoing to the contrary, the parties agree that for all purposes of this Lease, the Phase 1 Premises shall be conclusively deemed to consist of 122,579 rentable square feet.

6.	Phase 2 Premises	The remaining portion of the Building, which may be occupied by Tenant at any time in accordance with the terms of this Lease, and which are depicted as part of the Phase 2 Premises on Exhibit A1. Notwithstanding the foregoing to the contrary, the parties agree that for all purposes of this Lease, the Phase 2 Premises shall be conclusively deemed to consist of 122,580 rentable square feet. .

7.	Amenities	The fitness center, café and other interior and exterior amenities more particularly described on Exhibit K located within the Amenity Areas for Tenant’s sole and exclusive use in accordance with the terms of this Lease. For the avoidance of all doubt, the Amenities and the Amenity Areas are not common areas of the Project. The fitness center, the café, and other amenities located within the Building are hereinafter referred to as the “Interior Amenities.” The amenities described in Exhibit K that are located outside of the Building are hereinafter referred to as the “Exterior Amenities”.

8.	Amenity Areas	The area(s) depicted on Exhibit K.

9.	Building:	The building identified on the Site Plan attached to this Lease as Exhibit A2, located on the Land, and commonly known by the street address 1001 Airport Boulevard, Morrisville, NC.

10.	Land:	That certain tract of real property in the Town of Morrisville in Wake County, North Carolina more particularly described on Exhibit B hereto.

11.	Project:	The Building, the Land and any other structures or improvements hereafter constructed by Landlord on the Land in accordance with the terms of this Lease.

12.	Initial Term:	One hundred sixty (160) months commencement on the Commencement Date (as such term is defined in Section 2(a) below)

13.	Estimated Commencement Date (Section 2(b)):	December 1, 2021

14.	Phase 1 Reduced Rent Period:	Four (4) months following the Commencement Date (as such term is defined in Section 2(a) below)

15.	Phase 2 Reduced Rent Period	Twenty-Four (24) months following the Commencement Date (as such term is defined in Section 2(a) below).

16.	Estimated Expiration Date (Section 2(b)):	April 1, 2034

17.	Phase 1 Base Rent (Section 4):

Months:			Annual rate per Rentable Area:		Monthly rate:
1	through	12	$4,106,396.50	*	$342,199.71	*
13	through	24	$4,209,056.41		$350,754.70
25	through	36	$4,314,282.82		$359,523.57
37	through	48	$4,422,139.89		$368,511.66
49	through	60	$4,532,693.39		$377,724.45
61	through	72	$4,646,010.73		$387,167.56
73	through	84	$4,762,160.99		$396,846.75
85	through	96	$4,881,215.02		$406,767.92
97	through	108	$5,003,245.39		$416,937.12
109	through	120	$5,128,326.53		$427,360.54
121	through	132	$5,256,534.69		$438,044.56
133	through	144	$5,387,948.06		$448,995.67
145	through	156	$5,522,646.76		$460,220.56
157	through	160	$5,660,712.93		$471,726.08

*	subject to abatement during the Phase 1 Reduced Rent Period as set forth in Section 4 below.

18.	Phase 2 Base Rent (Section 4):

Months:			Annual rate per Rentable Area:		Monthly rate:
1	through	12	$4,106,430.00	*	$342,202.50	*
13	through	24	$4,209,090.75	*	$350,757.56	*
25	through	36	$4,314,318.02		$359,526.50
37	through	48	$4,422,175.97		$368,514.66
49	through	60	$4,532,730.37		$377,727.53
61	through	72	$4,646,048.63		$387,170.72
73	through	84	$4,762,199.84		$396,849.99
85	through	96	$4,881,254.84		$406,771.24
97	through	108	$5,003,286.21		$416,940.52
109	through	120	$5,128,368.37		$427,364.03
121	through	132	$5,256,577.57		$438,048.13
133	through	144	$5,387,992.01		$448,999.33
145	through	156	$5,522,691.81		$460,224.32
157	through	160	$5,660,759.11		$471,729.93

*	subject to abatement during the Phase 2 Reduced Rent Period as set forth in Section 4 below.

19.	Base Rent (Section 4):

Months:			Annual rate per Rentable Area:		Monthly rate:
1	through	12	$8,212,826.50	*	$684,402.21	*
13	through	24	$8,418,147.16	*	$701,512.26	*
25	through	36	$8,628,600.84		$719,050.07
37	through	48	$8,844,315.86		$737,026.32
49	through	60	$9,065,423.76		$755,451.98
61	through	72	$9,292,059.35		$774,338.28
73	through	84	$9,524,360.84		$793,696.74
85	through	96	$9,762,469.86		$813,539.15
97	through	108	$10,006,531.60		$833,877.63
109	through	120	$10,256,694.89		$854,724.57
121	through	132	$10,513,112.27		$876,092.69
133	through	144	$10,775,940.07		$897,995.01
145	through	156	$11,045,338.58		$920,444.88
157	through	160	$11,321,472.04		$943,456.00

*	subject to abatement as set forth in Section 4 below

20.	Installment Payable Upon Execution:	$2,571,314 (Security Deposit and one month’s Phase 1 Base Rent and one month’s Phase 2 Base Rent at full rate to be applied by Landlord to the first full month following the expiration of the Phase 1 Reduced Rent Period and the Phase 2 Reduced Rent Period, respectively)

21.	Tenant’s Pro Rata Share (Section 4):

Initially, 50%. Tenant’s Pro Rata Share shall be increased to 100% as of the sooner to occur of (i) the first day of the thirteenth (13th) month following the Commencement Date (defined in Section 2(a) below), and (ii) the date upon which Tenant occupies any portion of the Phase 2 Premises for the conduct of its business therein. For the avoidance of doubt, Tenant’s performance of Tenant Improvements (defined in Exhibit C) in the Phase 2 Premises shall not trigger the step up in Tenant’s Pro Rata Share as described herein.

For the avoidance of any doubt, Tenant’s Pro Rata Share shall apply to Taxes and Insurance but, until such time (if ever) that the Project is occupied by tenants in addition to Tenant, Tenant’s Pro Rata Share shall not apply to CAM. The Parties acknowledge and agree that initially all expenses incurred in operating the common areas of the Project shall be for the sole and exclusive benefit of Tenant. Accordingly, notwithstanding anything set forth in this Lease to the contrary, including without limitation the immediately preceding paragraph, 100% of CAM shall be reimbursed by Tenant to Landlord subject only to the Cap on Controllable CAM (as defined in and pursuant to the terms of Section 4(b)(iv) below). In addition, if other tenants lease a portion of the Project, the costs of the Amenities shall not be treated as a CAM expense but shall be the sole responsibility of the Tenant unless the Tenant and the Landlord agree in writing that the Exterior Amenities may be utilized by one or more other tenants. In that event, the costs of the Exterior Amenities made available to other tenants as well as the Tenant shall be a CAM expense borne by tenants entitled to utilize the Exterior Amenities. The Tenant shall thereupon bear a Pro Rata Share of such expense of Exterior Amenities.

22.	Security Deposit (Section 26):	$1,886,912 (i.e., two months of Base Rent determined based on the final month of the Initial Term).

23.	Rent Payment Address:	Rent to be paid by Wire or ACH to: Account Name: Account No.: ABA:

24.	Landlord’s Work:	See Exhibit C.

25.	Tenant Improvement Allowance	See Exhibit C.

26.	Permitted Use of the Premises (Section 3):	The Premises may be used for office, laboratory, and storage related thereto and other ancillary uses incidental thereto so long as all such uses comply with Legal Requirements.

27.	Tenant’s Business:	Tenant operates as a genetic information company. The Tenant specializes in providing information for genetic diagnostics, preimplantation and carrier screening for inherited disorders, miscarriage analysis, and hereditary cancer.

28.	Landlord’s Address:	c/o Equator Capital Management 1251 Avenue of the Americas, 34th Floor New York, NY 10020

29.	With a copy to:	Braunstein Turkish LLP 7600 Jericho Turnpike, Suite 402 Woodbury, New York 11797 Attn: Michael Braunstein

30.	Tenant’s Address:	Invitae Corporation Attn: Legal Department 1400 16th Street San Francisco, California 94103

31.	Landlord’s Broker(s) (Section 31):	CBRE – Raleigh, LLC

32.	Tenant’s Broker:	Newmark Knight Frank

33.	Parking Ratio:	4.0 parking spaces for each 1,000 rentable square feet of Premises.

34.	Additional Agreements:	Tenant shall license from Landlord certain furnishing, fixtures and equipment as more particularly defined in and pursuant to the terms of a License Agreement to be entered into simultaneously herewith between Landlord, as licensor, and Tenant, as licensee, in the form attached hereto as Exhibit N.

GENERAL LEASE PROVISIONS

2. COMMENCEMENT, TERM & RENEWAL RIGHTS.

(a) The Initial Term of this Lease shall be for the period shown in Item 12 of the Basic Lease Provisions (the “Lease Term”), commencing on the earlier of (i) the date that the Tenant Improvements for the Phase 1 Premises are Substantially Completed, (ii) the date that Tenant occupies the Phase 1 Premises for the conduct of Tenant’s business therein (i.e., beneficial occupancy), and (iii) December 1, 2021 (the earlier of (i), (ii) or (iii) being hereinafter referred to as the “Commencement Date”). The parties acknowledge that the Landlord’s Work has been Substantially Completed prior to the Effective Date and that Landlord and Tenant have agreed upon a written list setting forth punch-list items to be completed by Landlord following the Effective Date (the “Punch-List”). Landlord shall endeavor to complete the items set forth on the Punch-List as promptly as is reasonably possible. This Lease shall be a binding contractual obligation effective upon execution hereof by Landlord and Tenant, notwithstanding the later commencement of the Lease Term. The terms “Tenant Improvements” and “Substantial Completion” or “Substantially Completed” are defined in the attached Exhibit C Work Letter.

(b) If the Commencement Date is delayed or otherwise does not occur on the Estimated Commencement Date set forth in Item 13 of the Basic Lease Provisions, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, except as herein set out. If the Commencement Date is delayed, the Estimated Expiration Date set forth in Item 16 shall be extended to the last day of the month in which the term will continue for the Lease Term (the “Expiration Date”). Reference is made to the form of Declaration of Commencement Date (the “Declaration”) attached hereto as Exhibit G. After the Commencement Date Landlord shall complete the Declaration and deliver the completed Declaration to Tenant. Within five (5) days after Tenant receives the completed Declaration from Landlord, Tenant shall execute and return the Declaration to Landlord to confirm the Commencement Date, the Term and the actual number of rentable square feet in the Premises. Failure to execute the Declaration shall not affect the commencement or expiration of the Term.

(c) Renewal Option. Provided no Tenant default has occurred and is continuing under this Lease and Tenant has not assigned this Lease or sublet more than fifty percent (50%) of the Premises pursuant to the assignment/subletting provisions of this Lease, Tenant is hereby granted the option to extend the Term on three occasions, each for an additional period of five (5) years (each, an “Extension Term”) commencing upon the expiration of the Initial Term or the expiration of any Extension Term previously exercised, on the same terms and conditions as contained in the other provisions of this Lease other than any upfitting allowance or Landlord construction obligations (Tenant accepting the Premises in its “as, is” condition), additional renewal options and as otherwise provided in this Section. This option shall be exercised only by delivery of written notice (the “Renewal Notice”) to Landlord no earlier than eighteen (18) months and no later than twelve (12) months prior to the scheduled Expiration Date. The Base Rent for the Premises for the applicable Extension Term shall be the greater of (i) the Base Rent for final month of the Initial Term or Extension Term, as applicable, and (ii) the then fair market rental (“Market Rate”) applicable to the Premises. Except as otherwise set forth herein, Tenant’s occupancy of the Premises during the Extension Term(s) shall be subject to all other terms and conditions of this Lease.

(i) Further Definition of Market Rate. For purposes of this subsection (c), the term “Market Rate” shall mean the annual amount per rentable square foot that comparable landlords of comparable buildings in the Raleigh-Durham market have accepted in then-current transactions between non-affiliated parties for renewal leases for comparable space, for a comparable use, for a comparable period of time (“Comparable Transactions”). In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause implemented, the extent of tenant’s liability under the lease, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, parking considerations, length of the lease term, size and location of premises being leased, the condition of the premises at the time of determination of Market Rate, building standard work letter and/or tenant improvement allowances, if any, or any other tenant concessions and other generally applicable conditions of tenancy for such Comparable Transactions.

(ii) Determination of Market Rate. Landlord shall determine the Market Rate by using its good faith judgment. Landlord shall provide written notice of such amount within thirty (30) days (but in no event later than forty-five (45) days) after Tenant provides the notice to Landlord exercising Tenant’s option rights which require a calculation of the Market Rate. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such rental or to object thereto in writing, which written objection shall specify Tenant’s determination of the Market Rate and the basis therefor in reasonable detail. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Market Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s Review Period (“Outside Agreement Date”), then the Market Rate shall be determined by arbitration in accordance with the procedures set forth on Exhibit I. Notwithstanding the foregoing, Tenant shall have the right to rescind its Renewal Notice by written notice to Landlord (a “Recission Notice”) if Tenant concludes in its sole discretion that the prospects for agreement on a Market Rate are unlikely, provided, however, that such Recission Notice must be delivered by Tenant, if at all, not later than the sooner to occur of (x) the Outside Agreement Date, and (y) the date that is twelve (12) months prior to the scheduled Expiration Date. If Tenant does not deliver a Recission Notice to Landlord by the earlier of such dates, then Tenant shall be deemed to have waived its right to rescind the Renewal Notice.

3. USE.

(a) The Premises shall be used only for the Permitted Use of the Premises set forth in Item 26 of the Basic Lease Provisions and for any other lawful purpose (a “Future Use”), provided that such Future Use does not conflict with any exclusive use rights granted by Landlord to another tenant at the Project pursuant to a written lease entered into by Landlord and such other tenant following the Effective Date, and for reasonable and customary uses ancillary thereto.

(b) Outside storage including, without limitation, drop shipments, dock storage, trucks and other vehicles other than storage areas (if any) shown on Exhibit A2, is prohibited without Landlord’s prior written consent. Tenant shall obtain, at Tenant’s sole cost and expense, any and all licenses and permits necessary for Tenant’s contemplated use of the Premises. Tenant shall comply with all existing and future governmental laws, ordinances and regulations applicable to the use of the Premises, as well as all requirements of Landlord’s insurance carrier. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or interfere with or disturb other tenants. Tenant shall not receive, store or otherwise handle any product, material or merchandise which is explosive or highly inflammable.

(c) If any Legal Requirement shall, by reason of the nature of Tenant’s particular use or occupancy of the Premises (as opposed to laws that generally apply to use of the Premises or Project), impose any duty upon Tenant or Landlord with respect to (i) modification or other maintenance of the Premises or the Building, or (ii) the use, alteration or occupancy thereof, Tenant shall comply with such Legal Requirements at Tenant’s sole cost and expense. Notwithstanding the foregoing, Tenant, at its sole cost and expense, shall be responsible for the Premises complying with all sprinkler and high pile storage Legal Requirements. If either the Building or Project, including common areas (excluding the Premises), is determined by applicable governmental agencies to not be in compliance with Legal Requirements applicable to the Building or common areas as of the Commencement Date, then Landlord shall be fully responsible, at its sole cost and expense (which shall not be included in CAM), for making all alterations and repairs to the Building or Project, including common areas (but excluding the Premises) required by such governmental agencies so that the Building and Project, including common areas (but excluding the Premises) comply with all such Legal Requirements. The term “Legal Requirements” shall mean all covenants and restrictions of record (if any), laws, statutes, building and zoning codes, ordinances, and governmental orders, conditions of approval, rules and regulations (including, but not limited to, Title III of the Americans With Disabilities Act of 1990), as well as the same may be amended and supplemented from time to time, including, without limitation, all Legal Requirements that pertain to the building structure. Notwithstanding the foregoing sentence, if there is a “new” Legal Requirement (a Legal Requirement first enacted or made applicable to the Project after the Commencement Date of this Lease) affecting the Building or the Project (excluding the Premises), which require Landlord to make capital expenditures or repairs to the Project (excluding the Premises) (a “New Legal Requirement”), the annual amortized portion of such capital expenditures or repairs shall be included in CAM which shall be reimbursed by the tenants in the Project over its reasonable anticipated useful life as determined by Landlord’s contractor. Subject to applicable New Legal Requirements (including any “grandfather” provisions pertaining thereto), Landlord agrees to maintain the Building and the Project (except the Premises) in compliance with all Legal Requirements.

(d) Tenant shall not at any time use or occupy the Premises in violation of the certificates of occupancy issued for or restrictive covenants pertaining to the Building or the Premises, and in the event that any architectural control committee or department of the State or the city or county in which the Project is located shall at any time contend or declare that the Premises are used or occupied in violation of such certificate or certificates of occupancy or restrictive covenants, Tenant shall, upon five (5) days’ notice from Landlord or any such governmental agency, immediately discontinue such use of the Premises (and otherwise remedy such violation). The failure by Tenant to discontinue such use shall be considered a default under this Lease and Landlord shall have the right to exercise any and all rights and remedies provided herein or by Law. Tenant shall not place weight upon any portion of the Premises exceeding the structural floor load (per square foot of area) which such area was designated (and is permitted by Legal Requirements) to carry or otherwise use any Building system in excess of its capacity or in any other manner which may damage such system or the Building.

4. RENT. Tenant shall pay the Base Rent (as defined in Item 19 of the Basic Lease Provisions), Additional Rent (hereinafter defined) and any other amounts required to be paid by Tenant to Landlord under this Lease (collectively referred to as “Rent”) during the Lease Term, in advance, on the first day of each calendar month, or as otherwise set forth in this Lease, without setoff or deduction, at the address set forth in Item 23 of the Basic Lease Provisions. In the event any Rent is due for a partial calendar month or year, the Rent shall be equitably adjusted to reflect that portion of the Lease Term within such month or year. All accrued Rent shall survive the expiration or earlier termination of the Lease Term. The obligation of Tenant to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. The first full monthly installment of Base Rent and the amount of Additional Rent set forth in Item 20 of the Basic Lease Provisions shall be payable upon Tenant’s execution of this Lease. If the Commencement Date occurs on a date that is other than the first day of the month, Tenant shall pay to Landlord the pro-rated Phase 1 Base Rent for the period commencing on the Commencement Date through the last day of the month in which the Commencement Date occurs together with Tenant’s payment of the first regular installment of Phase 1 Base Rent (i.e., the installment due on the first day of the sixth (6th) full month following the Commencement Date).

(a) Base Rent; Abatement of Rent for a Portion of the Term. Tenant shall pay to Landlord, as Base Rent, the sums and amounts set forth in Item 19 of the Basic Lease Provisions.

Notwithstanding the foregoing, (i) the Base Rent for the Phase 1 Premises shall be abated during the Phase 1 Reduced Rent Period as defined in Item 14 of the Basic Lease Provisions, and (ii) the Base Rent for the Phase 2 Premises shall be abated during the Phase 2 Reduced Rent Period as defined in Item 15 of the Basic Lease Provisions. Landlord’s agreement to such abatements is based on Landlord’s expectation that Tenant will occupy, and pay Rent with respect to, the Premises for the entire duration of the Term, and that if the Lease is terminated prior thereto, Landlord will be deprived of essential consideration for Landlord’s agreement to grant such abatements. Accordingly, if (i) Tenant breaches any term or covenant required to be performed by Tenant under the Lease beyond any applicable notice and cure period and Landlord terminates this Lease in accordance with its terms prior to the third (3rd) anniversary of the Commencement Date, Landlord shall have the right to rescind all such abatements of rent granted hereunder, and to recover from Tenant as of the termination date of this Lease (in addition to any other sums recoverable from or payable by Tenant in connection therewith) an amount equal to the amount of Rent which would have been payable during the Phase 1 Reduced Rent Period with respect to the Phase 1 Premises, and which had been payable during the Phase 2 Reduced Rent Period with respect to the Phase 2 Premises, in each case had Tenant been required to pay for each month thereof the amount of Rent otherwise due for the balance of said calendar year as set forth, respectively, in Items 17 and 18 of the Basic Lease Provisions.

(b) Additional Rent. As used herein, “Additional Rent” means any payment that the Tenant is obligated to pay to the Landlord other than Base Rent. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Pro Rata Share of the Taxes, Insurance and CAM charges (as such terms are hereinafter defined) incurred by Landlord for and on behalf of the Project or Building as applicable.

(i) Taxes. Taxes shall include, without limitation, any tax, assessment (both general and special), trustees’ fee, impositions, license fees, or governmental charge (herein collectively referred to as “Tax”) imposed against the Project, or against any of Landlord’s personal property located therein. Taxes, as herein defined, are predicated upon the present system of taxation in the State of North Carolina. Therefore, if due to a future change in the method of taxation any rent, franchise, use, profit or other tax shall be levied against Landlord in lieu of any Tax which would otherwise constitute a “real estate tax”, such rent, franchise, use, profit or other tax shall be deemed to be a Tax for the purposes herein. In the event Landlord is assessed with a Tax which Landlord, in its sole discretion, deems excessive, Landlord may challenge said Tax or may defer compliance therewith to the extent legally permitted; and, in the event thereof, Tenant shall be liable for Tenant’s Pro Rata Share of all reasonable costs in connection with such challenge. In addition, for so long as the Tenant occupies more than seventy-five percent of the square footage of improvements within the Project, the Tenant has the right to require that the Landlord challenge such Tax, provided that the Tenant agrees to pay its Pro Rata Share of such costs incurred in challenging such Tax. Real Estate Taxes shall expressly include (i) any rent tax that Landlord is required to pay under any State law, and (ii) any new taxes levied against Landlord and/or the Project in lieu of or in substitution of any ad valorem taxes on the Project or otherwise as a result of property tax reform in the State of North Carolina.

(ii) Insurance. Insurance shall include, without limitation, the cost of premiums for liability, property damage, fire, workers compensation, rent and any and all other insurance (herein collectively referred to as “Insurance”) which Landlord deems necessary to carry on, for, or in connection with Landlord’s operation of the Project in its sole and absolute discretion. In addition thereto, in the event Tenant’s use of the Premises shall result in an increase of any of Landlord’s Insurance premiums, Tenant shall pay to Landlord, upon demand, as Additional Rent, an amount equal to such increase in Insurance. Such payments of Insurance shall be in addition to all premiums of insurance which Tenant is required to carry pursuant to Paragraph 19 of this Lease.

(iii) Common Area Maintenance. Common area maintenance charges (hereinafter referred to as “CAM”) shall mean any and all costs, expenses and obligations incurred by Landlord in connection with the operation, ownership, management, repair and replacement, if necessary, of the Building and the Project, including, without limitation, the following: (i) the maintenance, repair and replacement, if necessary, of the downspouts, gutters and the non-structural portions of the roof; (ii) the paving, repair and maintenance of all parking facilities, access roads, driveways, truck ways, sidewalks and passageways; (iii) loading docks and access ramps, trunk-line plumbing (as opposed to branch-line plumbing); (iv) common utilities and exterior lighting; (v) landscaping; (vi) snow removal; (vii) fire protection; (viii) exterior painting of the Building and other improvements within the Project; (ix) interior painting of the common areas of the Project (excluding the Premises), if any; (x) management fees not to exceed three percent (3%) of Base Rent from the Project determined without regard to any abatement or reduction in Rent applicable to the period of determination); and (xi) additions or alterations made by Landlord to the Project or the Building in order to comply with New Legal Requirements (other than those expressly required herein to be made by Tenant) or that result in reducing CAM, provided that the cost of additions or alterations that are permitted to be capitalized for federal income tax purposes shall be amortized on a straight line basis over a period equal to the reasonable anticipated useful life thereof as determined by Landlord’s contractor, provided, however, that the amount amortized for alterations and additions that are made for the purpose of reducing CAM shall not exceed the reasonably estimated savings in CAM for that calendar year as determined by Landlord’s engineer. If at any time during a calendar year within the Lease Term, the Project is not 100% occupied, CAM that vary with occupancy shall be “grossed up” and determined by Landlord as if the Project has been 100% occupied.

Additionally, CAM does not include (1) personal property taxes paid by any tenant; (2) payments of principal and interest or other finance charges made under mortgages or ground rent under ground leases; (3) leasing commissions; (4) the costs of renovating space for tenants; (5) capital repairs or replacement of any base Building items or Project items, specifically including costs associated with the Building foundation, exterior walls, roof, utlities and infrastructure on the Project except as specifically set forth above; (6) other costs and expenses incurred by Landlord that are required to be capitalized in accordance with generally accepted accounting principles except as specifically set forth above; (7) non-cash items, such as depreciation of the Building or any other improvements in the Project, and all equipment, fixtures, improvements and facilities used in connection therewith except as specifically provided for above, or interest on capital invested; (8) costs of providing to other tenants of the Project services which are not available to Tenant; (9) marketing, promotions or advertising of any kind; (10) attorneys’ fees and other legal costs incurred as a result of defaults by, or litigation or other disputes with other tenants of the

Project; (11) wages, salaries, fees and fringe benefits paid to administrative or executive personnel of Landlord or Landlord’s managing agent except to the extent such personnel are employed to operate, repair or manage the common areas, Building or Project; (12) any costs relating to hazardous materials, asbestos and the like not resulting from the act, omission or neglect of Tenant, its agents, employees, contractors or invitees, specifically including the cost of any environmental remediation; (13) costs incurred due to the violation by Landlord of the terms and conditions of this Lease or negligence of the Landlord; (14) attorneys’ fees and other legal costs incurred as a result of litigation or other disputes with Tenant; (15) costs of restoration or repairs to the extent of net insurance or condemnation proceeds received by Landlord with respect thereto or that is covered by warranty; (16) costs incurred by Landlord in the sale, financing, refinancing, mortgaging, selling or change of ownership of the Project, including brokerage commissions, attorney’s fees and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges; and (17) costs to correct, or any penalty or fine related to, any violation of any federal, state, or local law or regulation relating to the Project.

(iv) Payment of Additional Rent. Landlord shall have the right to invoice Tenant monthly, quarterly, or otherwise from time to time, for Tenant’s Pro Rata Share of the actual Taxes, Insurance and CAM expenses (subject to the Controllable CAM Cap (defined below)) payable by Tenant under this Lease; and Tenant shall pay to Landlord, as Additional Rent, those amounts for which Tenant is invoiced within thirty (30) days after receipt of said invoice.

Alternatively, at Landlord’s election, Landlord shall have the right to invoice Tenant monthly for Tenant’s Pro Rata Share of such Taxes, Insurance and CAM expenses (subject to the Controllable CAM Cap (defined below)) payable by Tenant under this Lease, as reasonably estimated by Landlord. Any monies paid in advance to Landlord by Tenant shall not accrue interest thereon. At the end of each calendar year or property fiscal year, Landlord shall deliver a statement to Tenant setting forth the difference between Tenant’s actual Pro Rata Share of Taxes, Insurance and/or CAM expenses and the total amount of monthly payments, paid by Tenant to Landlord. Tenant shall thereafter pay to Landlord the full amount of any difference between Tenant’s actual obligation over the total amount of Tenant’s estimated payments, within thirty (30) days after receipt of said statement; conversely, in the event Tenant’s estimated payments exceed Tenant’s actual obligation, Landlord shall either refund the overpayment to Tenant or credit said overpayment against Tenant’s monthly obligation in the forthcoming year. The reduction of Rent during the Phase 1 Reduced Rent Period and Phase 2 Reduced Rent Period shall only apply to Base Rent and there shall be no abatement of Additional Rent under this Lease except as set forth in the next succeeding sentence. Notwithstanding the foregoing, Tenant shall have no obligation to pay Taxes or Insurance with respect to the Phase 2 Premises prior to the date upon which Tenant’s Pro Rata Share is increased in accordance with Item 21 of the Basic Lease Provisions. As further described in Item 21 of the Basic Lease Provisions, initially all common areas will be operated for the exclusive benefit of Tenant and therefore Tenant shall be responsible for 100% of all CAM notwithstanding anything in this Lease to the contrary, subject, however, to the Controllable CAM Cap (defined below).

For purposes of this Lease, with respect to expenses Landlord allocates to the Project, Tenant’s Pro Rata Share is hereinafter defined as a fraction, the numerator of which shall be the square footage of the Premises, and the denominator of which shall be the square footage of the rentable area of the Project, which Pro Rata Share is hereby agreed to be as set forth in Item 21 of the Basic Lease Provisions, subject to adjustment as provided herein. In the event this Lease expires on a date other than the end of a billing period, Tenant’s obligation with respect to any amounts owed to Landlord shall survive the expiration of the Lease Term, and shall be invoiced to Tenant when the same have been accurately determined or, at Landlord’s option, such amounts shall be reasonably estimated by Landlord to reflect the period of time the Lease was in effect during such billing period. In the event that the Project is modified, as permitted under Section 37 hereof, and such changes result in the construction of additional improvements within the Project altering the square footage of improvements on the Land, Tenant’s Pro Rata Share shall be adjusted as described in Section 37 hereof.

Notwithstanding the foregoing, for purposes of calculating CAM the maximum increase in the amount of Controllable CAM (defined below) that may be included in calculating such CAM for each calendar year after calendar year 2022 (the “Initial Cap Base Year”) shall be limited to 5% per calendar year on a cumulative, compounded basis (the “Controllable CAM Cap”). If the Project is not 100% occupied for all or any part of the Lease Term, such Controllable CAM shall be “grossed up” in accordance with Section 4(a)(iii). For example, the maximum amount of Controllable CAM that may be included in the calculation of such CAM for each calendar year after the Cap Base Year shall equal the product of the Cap Base Year Controllable Operating Expenses and the following percentages for the following calendar years: 105% for the first year following the Cap Base Year; 110.25% for the second year following the Cap Base Year; 115.76% for the third year following the Cap Base Year; 121.55% for the fourth year following the Cap Base Year; etc.; however, any increases in CAM not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding calendar years during the Term (subject to the foregoing limitation) to the extent necessary until fully recouped by Landlord. Notwithstanding the foregoing, the Initial Cap Base Year shall be reset following the conclusion of the first full calendar year occurring after the date on which the Phase 2 Reduced Rent Period expires (the “Adjusted Cap Base Year”). For the first calendar year after the Adjusted Cap Base Year, the maximum increase in the amount of Controllable CAM (defined below) shall be limited to the greater of (x) the product of the Controllable CAM Cap multiplied by Controllable CAM for the Adjusted Cap Base Year, and (y) the maximum increase that would otherwise be permitted under this paragraph had the Initial Cap Base Year not been reset in accordance with this sentence; and thereafter for each successive calendar year the maximum increase in Controllable CAM for such calendar year shall be limited to the Controllable CAM Cap multiplied by the Controllable CAM for the preceding calendar year. “Controllable CAM” means all CAM which are within the reasonable control of Landlord; thus, the following are excluded from Controllable CAM, to the extent actually incurred by Landlord: taxes, insurance, utilities, snow removal costs and other weather-related costs (including landscape maintenance costs, such as those resulting from infestation, storms, drought and other severe weather), costs incurred to comply with governmental requirements, increased costs due to union or other collective bargaining negotiations, and costs resulting from acts of Force Majeure (as defined in Section 34(e) below). For clarity, all costs associated with Tenant requests for non-scheduled maintenance or repairs, or any above standard services shall not be included in Controllable CAM.

Landlord shall maintain complete and accurate records of all Taxes, Insurance and CAM expenses incurred in connection with the Project. On an annual basis (but not more than once per calendar year) Tenant or a qualified professional selected by Tenant (the “Reviewer”), shall have the right to inspect the past three (3) years of such records at Tenant’s sole cost and expense, at the office of Landlord’s managing agent during said agent’s normal business hours, upon five (5) days prior written notice. The Reviewer shall be engaged by Tenant on a non-contingent fee arrangement. Upon Tenant’s delivery to Landlord of a certificate identifying the Reviewer and certifying to Landlord that the Reviewer meets the requirements specified in this Section, Landlord shall make available to the Reviewer detailed summaries or receipts for any expenses incurred by or on behalf of the Project and such other additional information as the Reviewer shall reasonably request. If the review conducted by the Reviewer determines that Operating Expenses in the applicable calendar year were overstated, in the aggregate, by 3% or more, then Landlord shall reimburse Tenant for Tenant’s reasonable review costs; otherwise, Tenant shall pay its own costs in connection with the Review. Any review conducted by Tenant or a Reviewer hereunder shall be completed within thirty (30) days following the date on which Landlord provides to Tenant (or the Reviewer as the case may be) the documents and information specified above. Notwithstanding the aforesaid, unless Tenant asserts specific errors within three (3) years after receipt of any invoice, or year-end statement, it shall be deemed that said invoice, or year-end statement, is correct.

The terms and provisions of this Article 4 shall survive the expiration or earlier termination of this Lease.

5. LATE CHARGE. In the event Tenant is more than five (5) days delinquent in the payment of any Rent or other charge due Landlord, Tenant shall be assessed a late charge for Landlord’s increased administrative expenses, which late charge shall be equal to five percent (5%) of the amount not paid by Tenant each month.

6. UTILITIES. Landlord agrees to supply water, gas, electricity and sewer connections to the Premises. Tenant shall pay for all gas, electricity, water and sewer used by Tenant within the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto, and Tenant shall be liable for all maintenance and equipment with respect to the continued operation thereof within the Premises including, without limitation, all electric light bulbs and tubes. Electrical service to the Premises shall be provided in accordance with the specifications set forth as Exhibit J. In no event shall Landlord be liable for any interruption or failure of any utility servicing the Project. Landlord may cause at Tenant’s expenses any utilities used by Tenant to be separately metered or charged directly to Tenant by the provider.

7. LANDLORD’S REPAIRS AND MAINTENANCE. Landlord, at Landlord’s sole cost and expense, shall maintain, repair and replace, if necessary, the foundation, the structural portions of the foundation of the Building, the roof of the Building, and the exterior walls of Building and perform the common area maintenance hereinabove described. Notwithstanding the aforesaid, in the event any such maintenance or repairs are caused by the negligence of Tenant or Tenant’s employees, agents or invitees, Tenant shall reimburse to Landlord, as Additional Rent, the cost of all such maintenance and repairs within thirty (30) days after receipt of Landlord’s invoice for same. For purposes of this Paragraph, the term “exterior walls” includes windows and plate glass, but shall not include office doors, dock doors, dock bumpers, office entries, or any exterior improvement made by Tenant. In addition to the foregoing, Landlord shall maintain the common areas (excluding the Premises) in a manner consistent with other Class A buildings of comparable size, age condition and quality located in the Raleigh-Durham market, and the costs thereof shall be payable by Tenant to Landlord as Additional Rent the extent of Tenant’s Pro-Rata Share subject to the terms, conditions, qualifications and exclusions set forth in Section 4(b) above. Landlord reserves the right to designate all sources of services in connection with Landlord’s obligations under this Lease. Landlord shall enter into a regularly scheduled preventive maintenance/service contract with one or more maintenance contractors selected by Landlord from time to time for the maintenance of the roof of the Building and the common areas of the Project.

Landlord shall also maintain, repair and replace (as needed) all Exterior Amenities in a manner consistent with amenities found in comparable Class A flex space projects. Such Exterior Amenities are for the exclusive use and benefit of the Tenant and its invitees, unless Landlord and Tenant expressly agree in writing that such Exterior Amenities shall be available for the use by other tenants in the Project. During such time that the Tenant has the exclusive use of the Exterior Amenities, Tenant shall be responsible for 100% of the costs of such Exterior Amenities, and such costs shall not be treated as CAM. In the event that Landlord and Tenant have agreed that such Exterior Amenities are available for the use by other tenants, the costs of such Exterior Amenities shall be treated as a CAM expense, to be prorated as described above. Landlord shall have no obligations with respect to the Interior Amenities.

8. TENANT’S REPAIRS AND MAINTENANCE; OPERATION OF THE INTERIOR AMENETIES. Tenant, at Tenant’s sole cost and expense, shall at all times during the Lease Term and in accordance with all Legal Requirements, maintain, service, repair and replace, if necessary, and keep in good condition and repair all portions of the Premises which are not expressly the responsibility of Landlord (as set forth in Paragraph 7 above). In addition thereto, Tenant shall keep the Premises and the dock area servicing the Premises in a clean and sanitary condition, and shall keep the common parking areas, driveways and loading docks free of Tenant’s debris. Tenant shall not store materials, waste or pallets outside of the Premises except within the areas designated on Exhibit A2, if any, or in areas mutually agreed to by Landlord and Tenant, and shall timely arrange for the removal and/or disposal of all pallets, crates and refuge owned by Tenant which cannot be disposed of in the dumpster servicing the Project. If replacement of equipment, fixtures, and appurtenances thereto within the Premises are necessary, then Tenant shall replace the same with equipment, fixtures and appurtenances of the same quality, and shall repair all damage done in or by such replacement.

Tenant, at its own cost and expense, shall enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing all hot water, heating and air conditioning systems and equipment within the Premises. The service contract must include all services suggested by the equipment manufacturer in its operations/maintenance manual and an executed copy of such contract must be provided to Landlord prior to the date Tenant takes possession of the Premises. Notwithstanding the aforesaid, if Tenant has not already engaged a contractor to provide such services, Landlord shall have the option to enter into a regularly scheduled preventative maintenance/service contract on items for and on behalf of Tenant. Such contract may include, without limitation, all services suggested or recommended by the equipment manufacturer in the operation and maintenance of such system. In the event Landlord elects such option, Tenant shall reimburse to Landlord, as Additional Rent, all of Landlord’s costs in connection with said contract, as well as Landlord’s actual costs of repair and maintenance of the HVAC system. In addition, Tenant, at its own cost and expense, shall also enter into all maintenance contracts necessary or advisable with respect to the Premises, which shall include, without limitation for the life safety systems with the Premises, janitorial service and exterminating service, with one or more maintenance contractors approved by Landlord.

Tenant shall engage and maintain service contracts (each an “Interior Amenities Service Contract”) with qualified professional third-party operators reasonably acceptable to Landlord to maintain and operate the Interior Amenities for the exclusive use and benefit of Tenant and Tenant’s employees and invitees (each, an “Interior Amenities Service Provider”). Each Interior Amenities Service Provider, and each Interior Amenities Service Contract, shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed. All costs incurred by Tenant under the Interior Amenities Service Contracts shall be directly paid by Tenant to the applicable Interior Amenities Service Provider.

Notwithstanding anything herein to the contrary, the Tenant shall be entitled to discontinue any Interior Amenity at any time, or to scale back the nature of the operations of such Interior Amenity. In such event, the Tenant shall be entitled to not engage an Interior Amenity Service Provider or shall be entitled to reduce the scope of work performed by the Interior Amenity Service Provider. In the event that the Tenant desires to utilize for other purposes the interior space in which the Interior Amenity is located, any alteration of such space is subject to the provisions herein for alterations.

Upon the expiration or earlier termination of this Lease, Tenant shall return the Premises to Landlord in substantially the same condition as when received, reasonable wear and tear excepted and in accordance with Exhibit F hereto. Tenant shall perform all repairs and maintenance in a good and workmanlike manner, using materials and labor of the same character, kind and quality as originally employed within the Building; and all such repairs and maintenance shall be in compliance with all governmental and quasi-governmental laws, ordinances and regulations, as well as all requirements of Landlord’s insurance carrier. In the event Tenant fails to properly perform any such repairs or maintenance within a reasonable period of time, Landlord shall have the option to perform such repairs on behalf of Tenant, in which event Tenant shall reimburse to Landlord, as Additional Rent, the costs thereof within thirty (30) days after receipt of Landlord’s invoice for same.

9. ALTERATIONS. (a) Tenant shall not make any alterations, additions or improvements to the Premises, Building or Project (“Alterations”) except as provided in this Section 9. Tenant shall have the right at any time during the Lease Term, without needing Landlord’s prior written consent, to make cosmetic and non-structural alterations to the Premises which cost shall not exceed One Hundred Thousand Dollars ($100,000.00) in any instance. Tenant shall not make any Alterations which are reasonably estimated to cost more than One Hundred Thousand Dollars ($100,000.00) in any instance, or which constitute Structural Alterations (defined below), without obtaining Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The parties acknowledge and agree that it shall be deemed reasonable for Landlord to condition Landlord’s consent to any proposed Alteration on Tenant delivering to Landlord an additional sum to be added to the Security Deposit in the amount of the reasonably estimated costs of removing such Alteration upon the Expiration Date as reasonably determined by Landlord’s contractor, but in no event to exceed three months of Base Rent. Notwithstanding anything herein to the contrary, Landlord’s consent to any proposed demolition or removal of the Amenity Areas may be withheld by Landlord in Landlord’s sole and absolute discretion. For the purposes hereof, the term “Structural Alterations” means any Alterations (i) which will impact the Building’s mechanical, electrical or heating, ventilation or air conditioning systems, or (ii) which will impact the structure of the Building, or (iii) which are visible from the exterior of the Premises or (iv) which will result in the penetration or puncturing of the roof. Notwithstanding the aforesaid, Tenant, at Tenant’s sole cost and expense, may install such trade fixtures as Tenant may deem necessary, so long as such trade fixtures do not penetrate or disturb the structural integrity and support provided by the roof, exterior walls or sub floors of the Building. All Alterations and trade fixtures shall be constructed and/or installed by contractors approved by Landlord, in a good and workmanlike manner, and in compliance with all applicable governmental and quasi-governmental laws, ordinances and regulations, as well as all requirements of Landlord’s insurance carrier, and, in the case of any Alterations with respect to which Landlord’s consent is required hereunder or with respect to which plans and specifications would customarily be prepared in accordance with sound construction practice, subject to Sections 3, 4, 6.4, 6.5, 7.1, 7.2 and 7.3 of the Work Letter, provided, however, that the Landlord Management Fee or Landlord Supervision Fee as applicable shall be computed based upon the hard costs of constructing the Alteration. Regardless of whether Landlord’s consent is required hereunder, Tenant shall obtain lien waivers from the contractor, all subcontractors, sub-subcontractors, and suppliers performing the Alterations and shall provide promptly upon receipt thereof provide true and complete copies of same to Landlord. Landlord shall also have the right to require Tenant’s contractor to post payment and completion bonds or in lieu thereof such other adequate assurances of performances as shall be acceptable to Landlord and Landlord’s lender as a condition to granting Landlord’s consent.

(b) Upon the expiration or earlier termination of this Lease, Tenant shall remove all trade fixtures and any other Alterations installed by Tenant within the Premises; and, upon such removal, Tenant shall restore the Premises to a condition substantially similar to that condition when received by Tenant. However, notwithstanding the aforesaid, upon Landlord’s written election, such Alterations shall revert to Landlord and shall remain within the Premises. Notwithstanding the foregoing to the contrary, Tenant shall have the right upon seeking Landlord’s consent to any Alteration (including without limitation the Tenant Improvements) to request that Landlord identify which Alterations Landlord will require Tenant to remove upon the expiration or earlier termination of this Lease. Provided that Tenant’s request included a legend at the top of the first page of such request setting forth in bold capital font “LANDLORD’S FAILURE TO IDENTIFY ALTERATIONS TO BE REMOVED BY TENANT AT THE TIME OF LANDLORD’S CONSENT TO THE WITHIN REQUEST WILL RESULT IN A WAIVER OF CERTAIN OF LANDLORD’S RIGHTS IN ACCORDANCE WITH SECTION 9 OF THE LEASE,” then, Tenant shall only be obligated to remove such Alterations which Landlord has so identified at the time of granting such consent.

In no event shall Landlord have any right to any of Tenant’s trade fixtures; and, except as otherwise set forth in this Lease, Tenant may remove such trade fixtures upon the termination of this Lease, provided Tenant repairs any damage caused by such removal. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition.

10. DESTRUCTION. If the Premises or the Building are damaged in whole or in part by casualty so as to render the Premises untenantable, and if the damages cannot be repaired as reasonably determined by Landlord within eighteen (18) months from the date of said casualty, then, at Landlord’s election, this Lease shall terminate as of the date of such casualty. If the damages can be repaired within said eighteen (18) months, and Landlord does not elect by written notice to the Tenant within thirty (30) days after the date of such casualty to repair same, then either Landlord or Tenant may terminate this Lease by written notice served upon the other. In the event of any such termination, the parties shall have no further obligations to the other, except for those obligations accrued through the effective date of such termination; and, upon such termination, Tenant shall immediately surrender possession of the Premises to Landlord.

Landlord and Tenant shall each have the option of terminating the Lease if the Premises is materially damaged in whole or in part during the penultimate or final year of the Lease Term and the time to restore as reasonably estimated by Landlord’s contractor exceeds 180 days, or in the case of the final year of the Lease Term, 60 days after the date of such casualty.

If this Lease is not terminated in accordance with the preceding Paragraphs, this Lease shall remain in full force and effect, and Landlord shall proceed with all due diligence to repair and restore the Premises to a condition substantially similar to that condition which existed on the Commencement Date. In the event the repair and restoration of the Premises extends beyond eighteen (18) months after the date of such casualty due to causes beyond the control of Landlord, this Lease shall remain in full force and effect, and Landlord shall not be liable for the delay in restoration; but Landlord shall continue to complete such repairs and restoration with all due diligence. Landlord and Tenant acknowledge and agree that Rent shall abate during the period the Premises is untenantable due to a casualty loss under this Paragraph 10. In the event only a portion of the Premises are untenantable, Tenant’s Rent shall be equitably abated in proportion to that portion of the Premises which is not tenantable. However, there shall be no Rent abatement Tenant shall be solely responsible for any deductible if said damage is due to the fault or negligence of Tenant or Tenant’s agents, employees or invitees.

11. INSPECTION. Upon prior written notice to Tenant (except in the event of an emergency when no such notice shall be necessary), Landlord shall have the right to enter and inspect the Premises at any reasonable time for the purpose of ascertaining the condition of the Premises, or in order to make such repairs as may be required or permitted to be made by Landlord under the terms of this Lease; provided, however, Landlord shall use reasonable efforts to minimize any disruption to Tenant’s business in the

Premises during such entry by Landlord. Tenant shall have the duty to periodically inspect the Premises and notify Landlord should Tenant observe a need for repairs or maintenance of any obligation to be performed by Landlord under this Lease. Upon receipt of Tenant’s notice, Landlord shall have a commercially reasonable period of time to make such repairs or maintenance. In addition thereto, during the last eighteen (18) months of the Lease Term, upon two days’ prior written notice to Tenant, Landlord shall have the right to enter the Premises at any reasonable time for the purpose of showing the Premises to prospective third-party tenants; and, during said eighteen (18) months, Landlord shall have the right to erect on the Project suitable signs indicating that the Premises are available for lease.

Tenant shall give Landlord thirty (30) days written notice prior to Tenant vacating the Premises, for the purpose of arranging a joint inspection of the Premises with respect to any obligation to be performed therein by Tenant, including, without limitation, the necessity of any repair or restoration of the Premises. In the event Tenant fails to notify Landlord of such inspection, Landlord’s inspection after Tenant vacates shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

12. SIGNS. Tenant shall not place or permit any signs, lights, awnings or poles in or about the Premises or the Project, other than the standard building signage as per Landlord specifications, without the prior written consent of Landlord which Landlord shall not unreasonably withhold; nor shall Tenant change the uniform architecture, paint, landscape, or otherwise alter or modify the exterior of the Project without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant may install at Tenant’s cost and expense an exterior sign and monument signage in locations reasonably determined by Landlord provided Tenant first obtains Landlord’s approval of the sign and the method of installation. Subject to Legal Requirements, Tenant shall have the right at Tenant’s sole cost and expense to erect and maintain a flagpole at the Project in a location to be agreed to by Landlord and Tenant. Any signage shall be subject to applicable laws, regulations and restrictive covenants and Tenant must obtain any necessary approvals and permits.

13. ASSIGNMENT AND SUBLETTING.

(a) Except for Permitted Transfers (defined below) Tenant shall not directly or indirectly, by operation of law or otherwise, assign, sublet, mortgage, hypothecate or otherwise encumber all or any portion of its interest in this Lease or in the Premises or grant any license in any person other than Tenant or its employees to use or occupy the Premises or any part thereof without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Any such attempted assignment, subletting, license, mortgage, hypothecation, other encumbrance or other use or occupancy without the consent of Landlord shall be null and void and of no effect. Any mortgage, hypothecation or encumbrance of all or any portion of Tenant’s interest in this Lease or in the Premises and any grant of a license or sufferance of any person other than Tenant or its employees to use or occupy the Premises or any part thereof shall be deemed to be an “assignment” of this Lease. In addition, as used in this Section 13, the term “Tenant” shall also mean any entity that has guaranteed Tenant’s obligations under this Lease, and the restrictions applicable to Tenant contained herein shall also be applicable to such guarantor.

(b) No permitted assignment or subletting shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any subletting or assignment. Consent by Landlord to one subletting or assignment shall not be deemed to constitute a consent to any other or subsequent attempted subletting or assignment. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord all pertinent information relating to the proposed assignee or sublessee, all pertinent information relating to the proposed assignment or sublease, and all such financial information as Landlord may reasonably request concerning the proposed assignee or subtenant. Any approved assignment or sublease shall be expressly subject to the terms and conditions of this Lease.

(c) At any time within thirty (30) days after Landlord’s receipt of the information specified in subparagraph (b) above in connection with an assignment of this Lease or a sublease of the Premises, Landlord may by written notice to Tenant elect to terminate this Lease with respect to Premises (if such assignment or subletting is as to the entire Premises) or applicable portion thereof (if such assignment or subletting is to less than the entire

Premises), provided, however, that (i) Landlord shall not have this right with respect to a Permitted Transfer (defined below), and (ii) Landlord shall not have this right with respect to any sublease unless and until more than fifty percent (50%) of the rentable square footage of the Premises shall then be covered under subleases previously entered into by Tenant in accordance with this Lease having a sublease term of at least eighty percent (80%) of the remainder of the Lease Term. Notwithstanding the foregoing, upon Tenant’s receipt of such Landlord’s notice of termination, the Tenant may withdraw such request for assignment and subletting by written notice to the Landlord delivered within fifteen days after Tenant’s receipt of such Landlord’s termination, and the rights of the parties shall remain unchanged.

(d) Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to a proposed assignment or sublease in any of the following instances:

(i) The assignee or sublessee is not, in Landlord’s reasonable opinion, sufficiently creditworthy to perform the obligations such assignee or sublessee will have under this Lease;

(ii) The Permitted Use of the Premises by the assignee or sublessee is not the same as set forth in this Lease or otherwise reasonably satisfactory to Landlord;

(iii) The intended use of the Premises by the assignee or sublessee would materially increase the pedestrian or vehicular traffic to the Premises or the Project;

(iv) Occupancy of the Premises by the assignee or sublessee would, in the good faith judgment of Landlord, violate any agreement binding upon Landlord, or the Project with regard to the identity of tenants, usage in the Project, or similar matters;

(v) The assignee or sublessee is then actively negotiating with Landlord or has negotiated with Landlord within the previous six (6) months, or is a current tenant or subtenant within the Premises or Project;

(vi) The identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Premises or Project; or

(vii) In the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease.

The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease

(e) Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times during the Initial Term and any subsequent renewals or extensions remain fully responsible and liable for the payment of the Rent and for compliance with all of Tenant’s other obligations under this Lease unless Landlord shall expressly discharge such party in writing from further liability. In the event that the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment, plus any bonus or other consideration therefor or incident thereto) exceeds the Rent payable under this Lease, then Tenant, after the recovery of all reasonable expenses associated with the sublease, including tenant improvement costs, architectural fees, commissions, and any other reasonable concessions provided, shall be bound and obligated to pay Landlord, as additional rent hereunder, one-half of all such excess Rent and other excess consideration within ten (10) days following receipt thereof by Tenant.

(f) If this Lease is assigned or if the Premises is subleased (whether in whole or in part), or in the event of the mortgage, pledge, or hypothecation of Tenant’s leasehold interest, or grant of any concession or license within the Premises, or if the Premises are occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect Rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next Rent payable hereunder; and all such Rent collected by Tenant shall be held in deposit for Landlord and immediately forwarded to Landlord. No such transaction or collection of Rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

(g) Should Tenant request of Landlord the right to assign or sublet its rights under this Lease, Landlord shall charge Tenant and Tenant shall pay to Landlord the actual cost of Landlord’s legal fees up to a maximum amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00).

(h) As used herein, the term “Permitted Transfer” means Tenant’s sublease of all or a portion of the Premises or Tenant’s assignment of any or all of its rights and interest in this Lease: (i) to a successor corporation or other form of business entity resulting from Tenant’s merger, consolidation or non-bankruptcy reorganization, (ii) to a purchaser of all or substantially all of Tenant’s assets as an ongoing concern or all or substantially all of Tenant’s business operations in the Premises, or (iii) to an Affiliate (as defined below) of Tenant. The term “Permitted Transferee” means the assignee of Tenant’s interest in this Lease in a Permitted Transfer. Notwithstanding Section 13(a), Tenant shall have the right to make Permitted Transfers, and Landlord shall not have a consent right relating to Permitted Transfers, provided that all of the following conditions (the “Permitted Transfer Requirements”) are satisfied: (A) the Permitted Transferee must have a tangible net worth equal to the greater of (x) $125,000,000, and (y) an amount substantially similar to or greater than the tangible net worth of Tenant on the date of Tenant’s notice to Landlord of the Permitted Transfer in accordance herewith (the “TNW Requirement”); (B) the use of the Premises must be consistent with the Permitted Use of the Premises set forth above; and (C) prior to effectuating any Permitted Transfer, Tenant shall have provided to Landlord all information reasonably required to determine, and Landlord shall have determined, that such transaction is a Permitted Transfer and that the Permitted Transfer Requirements are satisfied (provided, however, that if under Legal Requirement or by the terms of the applicable merger, acquisition or similar agreement, Tenant is not permitted to disclose a Permitted Transfer prior to its closing, then Tenant shall provide Landlord with written notice of the occurrence of such Permitted Transfer within ten (10) business days after it has closed). Except with respect to Permitted Transfers in which disclosure is not permitted (as provided in the parenthetical in clause (C) above), Tenant shall not effectuate any Permitted Transfer until Landlord notifies Tenant in writing that such transaction is a Permitted Transfer and that the Permitted Transfer Requirements are satisfied. Landlord shall notify Tenant as to whether the Permitted Transfer Requirements are satisfied no later than ten (10) business days after Landlord’s receipt of all of the following: (1) a description of the proposed Permitted Transfer, including an explanation of the reason that Tenant believes that such proposed Permitted Transfer qualifies as a Permitted Transfer; (2) the name and legal composition of the proposed Permitted Transferee, (3) the nature of the business proposed to be carried on in the Premises by the proposed Permitted Transferee; (4) a current balance sheet, income and cash flow statements for the last two years (to the extent available), and such other reasonable financial and other information concerning the proposed Permitted Transferee as Landlord may reasonably request. For purposes of this Lease, an “Affiliate” shall mean any entity, partnership, corporation, limited liability company, association, trust or other entity that Controls (hereinafter defined) Tenant, that is under the Control of Tenant (through stock or other equity ownership or otherwise), that is under common Control with Tenant, or which results from the merger or consolidation with Tenant or acquires all or substantially all of the assets of or equity interests in Tenant. For purposes of this Lease, the terms “Controlling”, “Control” and “Controls” shall mean the power to directly or indirectly influence the direction, management or policies of Tenant. Tenant shall give Landlord written notice as soon as reasonably practical after the effective date of such Permitted Transfer.

(i) Notwithstanding anything herein to the contrary,

(i) Assignments. The Tenant may assign any portion of the Premises to an Affiliate of Tenant without regard to whether the Affiliate satisfies the TNW Requirement so long as (a) such assignment is made for a legitimate business purpose and is not intended to circumvent Section 13(h) above, (b) the Tenant remains fully liable for its obligations under this Lease and the other conditions set out herein are satisfied, and (c) at Landlord’s request, Tenant executes and delivers to Landlord within ten (10) business days following Landlord’s request therefor a guaranty on a form provided by Landlord pursuant to which Tenant guarantees such Affiliate’s obligations under this Lease. For the avoidance of doubt, such guaranty shall be a guaranty of performance and not of collection.

(ii) Sublettings. The Tenant shall be entitled to sublet up to 20% of the rentable square footage of the Premises (in the aggregate) to one or more subtenants without regard to whether the subtenants satisfy the TNW Requirement so long as the Tenant remains fully liable for its obligations under this Lease and the other conditions set out herein are satisfied. The Tenant shall be entitled to sublet more than 21% of the rentable square footage of the Premises but no more than 49% of the rentable square footage of the Premises (in the aggregate) to one or more subtenants provided that the subtenants have, in the aggregate, sufficient financial strength (in the Landlord’s reasonable judgment) to satisfy their obligations under their subleases.

14. DEFAULT. This Lease and Tenant’s right to possession of the Premises is made subject to and conditioned upon Tenant performing all of the covenants and obligations to be performed by Tenant hereunder, at the times and pursuant to terms and conditions set forth herein. If Tenant (i) fails to pay any Rent or other charge when the same is due and such monetary default continues to exist in full or part at the expiration of ten (10) days after written notice is given by Landlord to Tenant; provided, however, Landlord shall only be obligated to provide such written notice to Tenant two (2) times within any calendar year and in the event Tenant fails to timely pay Rent or any other sums for a third time during any calendar year, then Tenant shall be in default for such late payment and Landlord shall have no obligation or duty to provide notice of such non-payment to Tenant prior to declaring an event of default under this Lease, (ii) fails to comply with or observe any other provision of this Lease and such failure shall continue for thirty (30) days after written notice to Tenant except that if such failure cannot reasonably be cured within such 30 day period, Tenant shall be afforded such additional cure period as shall be reasonably necessary to effect cure (provided that Tenant is acting in good faith and with constant diligence to cure such failure); (iii) makes an assignment for the benefit of creditors, (iv) files a petition in bankruptcy, (v) has filed against it a petition in bankruptcy, and such petition is not stayed or discharged within sixty (60) days after such petition is filed; (vi) has a receiver, trustee or liquidator appointed over a substantial portion of its property, and such proceeding is not stayed or dismissed within sixty (60) days after such proceeding is filed; or (vii) is adjudicated insolvent (each of the foregoing each being referred to hereafter as a “Default”), then Tenant shall be in default under this Lease. In the event of a Default under this Lease by Tenant, Landlord may either (a) terminate this Lease, or (b) terminate Tenant’s right of possession to the Premises without terminating this Lease. In either event, Landlord shall have the right to dispossess Tenant, or any other person in occupancy, together with their property, and re-enter the Premises. Upon such re-entry, Tenant shall be liable for all expenses incurred by Landlord in recovering the Premises, including, without limitation, clean-up costs, legal fees, removal, storage or disposal of Tenant’s property, and restoration costs.

In the event Landlord elects to terminate this Lease, all Rent through the effective date of termination shall immediately become due, together with any late fees payable to Landlord and the aforesaid expenses incurred by Landlord to recover possession, plus, provided this Lease is terminated within the first three (3) years of the Lease Term, an amount equal to all tenant concessions granted to Tenant including, but not limited to, free or reduced rent, all tenant finish constructed within the Premises, or any contribution paid to Tenant in lieu thereof.

In the event Landlord elects not to terminate this Lease, but only to terminate Tenant’s right of possession to the Premises, Landlord may re-enter the Premises without process of law if Tenant has vacated the Premises or, if Tenant has not vacated the Premises by an action for ejection, unlawful detainer, or other process of law. No such dispossession of Tenant or re-entry by Landlord shall constitute or be construed as an election by Landlord to terminate this Lease, unless Landlord delivers written notice to Tenant specifically terminating this Lease. Upon Landlord recovering possession, Landlord shall use reasonable efforts to mitigate its damages and relet the Premises upon terms and conditions satisfactory to Landlord; however, Landlord shall have no duty to prioritize the reletting of the Premises over the leasing of other vacant space within the Project. Tenant shall remain liable for all past due Rent and late fees, plus the aforesaid expenses incurred by Landlord to recover possession of the Premises. In addition, Tenant shall be liable for all Rent thereafter accruing under this Lease, payable at Landlord’s election: (a) monthly as such Rent accrues, in an amount equal to the Rent payable under this Lease less the rent (if any) collected from any reletting, or (b) in a lump sum within thirty (30) days after Landlord repossesses the Premises, in an amount equal to the present value of the total Rent payable under this Lease for the unexpired term, discounted at the rate of six percent (6%), per annum to the extent that it exceeds the fair rental value of the Premises for the remainder of the Term (which shall in no event be less than zero), discounted in the same manner. In the event the Premises are relet, Tenant shall also be liable for all reasonable costs of reletting, including, without limitation, any brokers fees, legal fees, and/or tenant finish required to be paid in connection with any reletting.

No payment of money by Tenant after the termination of this Lease, service of any notice, commencement of any suit, or after final judgment for possession of the Premises, shall reinstate this Lease or affect any such notice, demand or suit, or imply consent for any action for which Landlord’s consent is required. Tenant shall pay all costs and attorney’s fees incurred by Landlord from enforcing the covenants of this Lease. Such attorneys’ fees shall be calculated on the basis of such attorneys’ standard hourly rate, for time in fact incurred, without regard to any statutory presumption. Should Landlord elect not to exercise its rights in the event of a Default, it shall not be deemed a waiver of such rights as to subsequent Defaults.

Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by prepaid overnight delivery by a reputable overnight courier service, specifying the default in reasonable detail (each, a “Landlord Default Notice”), to any Mortgagee whose address has been given to Tenant, and affording such Mortgagee a reasonable opportunity to cure such default, in accordance with the next succeeding sentence, and perform Landlord’s obligations hereunder. Tenant agrees that any Mortgagee shall have an additional thirty (30) days within which to cure such default after receipt of a Landlord Default Notice, or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including commencement of foreclosure proceedings, if necessary to effect such cure), provided that the Mortgagee is diligently pursuing a cure, in which event the Lease shall not be terminated, nor shall Tenant reduce the rent or credit or offset any amounts against the rent, while such remedies are being diligently pursued by Mortgagee. Tenant acknowledges that Mortgagee is not obligated to cure any Landlord default under this Lease, but if Mortgagee elects to do so in accordance with this Section, Tenant agrees to accept cure by Mortgagee as that of the Landlord.

15. HOLDOVER. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord, without demand, in as good condition as when delivered to Tenant, reasonable wear and tear excepted. If Tenant shall remain in possession of the Premises after the termination of this Lease, and hold over for any reason, Tenant shall be deemed guilty of unlawful detainer; or, at Landlord’s election, Tenant shall be deemed a holdover tenant and shall pay to Landlord monthly Rent equal to one hundred twenty-five percent (125%) of the total Rent payable hereunder during the last month prior to any such holdover for the first sixty (60) days of such holdover and equal to one hundred fifty percent (150%) of the total rent payable during the last month prior to such holdover thereafter. In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over, including without limitation, consequential damages. Should any of Tenant’s property remain within the Premises after the termination of this Lease, it shall be deemed abandoned, and Landlord shall have the right to store or dispose of it at Tenant’s cost and expense.

16. RIGHT TO CURE TENANT’S DEFAULT. In the event Tenant is in Default under any provision of this Lease, other than for the payment of Rent, and Tenant has not commenced a cure within thirty (30) days after receipt of Landlord’s written notice (or in the case of an emergency within such shorter time-period as is reasonable under the circumstances), Landlord may cure such Default on behalf of Tenant, at Tenant’s expense. Landlord may also perform any obligation of Tenant, without notice to Tenant, should Landlord deem the performance of same to be an emergency. Any monies expended by Landlord to cure any such Default(s), or resolve any deemed emergency shall be payable by Tenant as Additional Rent. If Landlord incurs any expense, including reasonable attorney’s fees, in prosecuting and/or defending any action or proceeding by reason of any emergency or Default, Tenant shall reimburse Landlord for same, as Additional Rent, with interest thereon at twelve percent (12%) annually from the date such payment is due Landlord.

17. HOLD HARMLESS. Tenant hereby releases, discharges and shall indemnify, hold harmless and defend Landlord, at Tenant’s sole cost and expense, from all losses, claims, liability, damages, and expenses (including reasonable attorney’s fees) due to any damage or injury to persons or property of the parties hereto (subject to Section 19) or of third persons, caused by Tenant’s use or occupancy of the Premises, Tenant’s breach of any covenant under this Lease, or Tenant’s use of any equipment, facilities or property in, on, or adjacent to the Project. In the event any suit shall be instituted against Landlord by any third person for which Tenant is hereby indemnifying and holding Landlord harmless, Tenant shall defend such suit at Tenant’s sole cost and expense with counsel reasonably satisfactory to Landlord; or, in Landlord’s discretion, Landlord may elect to defend such suit, in which event Tenant shall pay Landlord, as Additional Rent, Landlord’s costs of such defense. This Paragraph shall survive the expiration or earlier termination of this Lease.

Landlord hereby releases, discharges and shall indemnify, hold harmless and defends Tenant, at Landlord’s sole cost and expense, from all losses, claims, liability, damages, and expenses (including reasonable attorney’s fees) due to any damage or injury to persons or property of the parties hereto (subject to Section 19) or of third persons, caused by Landlord’s breach of any covenant under this Lease, or Landlord’s use of any equipment, facilities or property in, on, or adjacent to the Project to the extent arising from or out of the negligence or willful misconduct of the Landlord. In the event any suit shall be instituted against Tenant by any third person for which Landlord is hereby indemnifying and holding Tenant harmless, Landlord shall defend such suit at Landlord’s sole cost and expense with counsel reasonably satisfactory to Tenant; or, in Tenant’s discretion, Tenant may elect to defend such suit, in which event Landlord shall pay Tenant the Tenant’s costs of such defense. This Paragraph shall survive the expiration or earlier termination of this Lease.

18. CONDEMNATION. If the whole or any material part of the Premises shall be permanently taken in condemnation, or transferred by agreement in lieu of condemnation, or if access to the Building is materially impaired by a condemnation or transferred by agreement in lieu of condemnation, or if (a) more than twenty percent (20%) of the parking available to the Tenant is no longer available or (b) if the parking no longer satisfies the required minimum required parking below that established by local code or ordinance following such condemnation or transfer (and in the case of clause (a) and (b), such parking cannot be relocated by Landlord within the Premises in a manner reasonably acceptable to Tenant), either Tenant or Landlord may terminate this Lease by serving the other party with written notice of same, effective as of the taking date. A taking of a portion of the Premises shall be material if such taking has a material and adverse impact on the conduct of Tenant’s business in the Premise as reasonably determined by Tenant. If neither Tenant nor Landlord elect to terminate this Lease as aforesaid, then this Lease shall terminate on the taking date only as to that portion of the Premises so taken, and the Rent and other charges payable by Tenant shall be equitably adjusted. Landlord shall be entitled to the entire condemnation award for all realty and improvements. Tenant shall only be entitled to an award for Tenant’s fixtures, personal property, and reasonable moving expenses, provided Tenant independently petitions the condemning authority for same.

19. INSURANCE. Landlord shall maintain in full force and effect policies of insurance covering the Building in an amount not less than eighty percent (80%) of the Building’s “replacement cost”, as such term is defined in the Replacement Cost Endorsement attached to such policy, insuring against physical loss or damage generally included in the classification of “all risk” coverage. Except as set forth below, such insurance shall be for the sole benefit of Landlord, and under Landlord’s sole control.

Tenant shall maintain in full force and effect throughout the term of this Lease policies providing “all risk” insurance coverage protecting against physical damage (including, but not limited to, fire, lightning, extended coverage perils, vandalism, sprinkler leakage, water damage, collapse, and other special extended perils) to the extent of 100% of the replacement cost of Tenant’s property and improvements, as well as broad form comprehensive or commercial general liability insurance, in an occurrence form as is reasonably available in the insurance marketplace for similar risks, insuring Landlord and Tenant jointly against any liability (including bodily injury, property damage and contractual liability) arising out of Tenant’s use or occupancy of the Premises, with a combined single limit of not less than $5,000,000, or for a greater amount as may be reasonably required by Landlord from time to time, and is reasonably available in the insurance marketplace for similar companies, which may be achieved by a combination of primary and excess policies. Tenant shall also maintain business income insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses. Landlord, its Property Manager, any Mortgagee (Lender), including any Lender’s Representative, shall be named as an additional insured on all such liability policies on a primary and non-contributory basis. All liability policies maintained by tenant shall include a waiver of subrogation in favor of each of the additional insured parties in the preceding sentence. All policies shall be with companies licensed to do business in the State of North Carolina, with financial ratings not lower than A-, VII in Best’s Insurance Guide (most current edition). Tenant shall furnish Landlord with certificates of all policies at least ten (10) days prior to occupancy; and, further, such policies shall provide that not less than thirty (30) days written notice be given to Landlord before any such policies are canceled or substantially changed to reduce the insurance provided thereby as agreed to within this Lease. All such policies shall be primary and non contributing with any insurance carried by or available to Landlord, its Property Manager, any Mortgagee (Lender), and Lender’s Representative. Tenant shall not do any act which may make void or voidable any insurance on the Premises or Project; and, in the event Tenant’s use of the Premises shall result in an increase in Landlord’s insurance premiums, Tenant shall pay to Landlord upon demand, as Additional Rent, an amount equal to such increase in insurance.

Landlord, Tenant, and all parties claiming under them, each mutually release and discharge each other from responsibility for that portion of any loss or damage paid or reimbursed by an insurer of Landlord or Tenant under any fire, extended coverage or other property insurance policy maintained by Tenant with respect to its Premises or by Landlord with respect to the Building or the Project (or which would have been paid had the insurance required to be maintained hereunder been in full force and effect), no matter how caused, including negligence, and each waives any right of recovery from the other including, but not limited to, claims for contribution or indemnity, which might otherwise exist on account thereof. Any fire, extended coverage or property insurance policy maintained by Tenant with respect to the Premises, or Landlord with respect to the Building or the Project, shall contain, in the case of Tenant’s policies, a waiver of subrogation provision or endorsement in favor of Landlord, and in the case of Landlord’s policies, a waiver of subrogation provision or endorsement in favor of Tenant, or, in the event that such insurers cannot or shall not include or attach such waiver of subrogation provision or endorsement, Tenant and Landlord shall obtain the approval and consent of their respective insurers, in writing, to the terms of this Lease. Tenant agrees to indemnify, protect, defend and hold harmless Landlord, and its agents, officers, employees and contractors from and against any claim, suit or cause of action asserted or brought by Tenant’s insurers for, on behalf of, or in the name of Tenant, including, but not limited to, claims for contribution, indemnity or subrogation, brought in contravention of this paragraph. The mutual releases, discharges and waivers contained in this provision shall apply EVEN IF THE LOSS OR DAMAGE TO WHICH THIS PROVISION APPLIES IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD OR TENANT.

Landlord shall not be responsible for, and Tenant releases and discharges Landlord from, and Tenant further waives any right of recovery from Landlord for, any loss for or from business interruption or loss of use of the Premises suffered by Tenant in connection with Tenant’s use or occupancy of the Premises, EVEN IF SUCH LOSS IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD, except as to Landlord’s willful misconduct or gross negligence.

Notwithstanding anything else contained herein, should Tenant have a net worth of at least $100,000,000 (excluding goodwill), Tenant may self-insure for some or all insurance obligations contained hereunder for so long as Tenant maintains said net worth requirement, except to the extent insurance is required by the State where the Premises is located and such State does not allow such liability to be self-insured. If Tenant desires to self-insure pursuant to this Paragraph, Tenant shall deliver to Landlord at least thirty (30) days prior to self-insuring a notice that it intends to self-insure hereunder, together with financial statements evidencing that Tenant has met the net worth requirement set forth above. If at any time during the Term, Tenant is self-insuring pursuing to this Paragraph and Tenant’s net worth falls below the minimum net worth requirement set forth above, then Tenant shall no longer be entitled to self-insure hereunder, and Tenant shall procure all insurance otherwise required by this Article 19. If Tenant is self-insuring under this Paragraph, rather than delivering the insurance certificate as provided herein, Tenant shall deliver a certificate of self-insurance to Landlord. Landlord’s rights to the waivers and releases by Tenant in this Article 19 shall not be diminished and shall remain in full force and effect notwithstanding any election by Tenant to self-insure hereunder.

20. MORTGAGES; ATTORNMENT AND NON-DISTURBANCE AGREEMENTS. Simultaneously with the execution and delivery of this Lease, Landlord, Tenant and any mortgagee (a “Mortgagee”) holding a deed of trust upon the Project (a “Deed of Trust”) shall execute and deliver a Subordination, Non-Disturbance, and Attornment Agreement in the form attached to this Lease as Exhibit L or in such form as shall be approved by the Tenant (the “SNDA”). Tenant shall be entitled to record such SNDA concurrently with the execution of this Lease or thereafter, at Tenant’s sole cost and expense.

If any person shall succeed to all or part of Landlord’s interest in the Project, whether by purchase, refinance, foreclosure, deed in lieu of foreclosure, power of sale, or otherwise, such successor in interest shall not disturb Tenant’s interest in or possession of the Premises pursuant to the terms of this Lease. In such case, Tenant shall attorn to such successor in interest, and such attornment shall be effective and self-operative without the execution of any further documents; provided, however, that within ten (10) business days after a request therefor, Tenant shall execute such agreement in confirmation of such attornment as such successor in interest shall reasonably request; provided, further, that no Mortgagee or successor in interest to Landlord by reason of foreclosure or deed in lieu of foreclosure shall be (i) bound by any payment of Rent more than one month in advance, (ii) bound by any material amendments or modifications of this Lease made after the date of such Deed of Trust without the consent of the Mortgagee, or (iii) liable for any act or omission of a prior landlord hereunder.

Tenant agrees that it will (a) be liable to and recognize any successor in interest to Landlord as the owner and lessor of the Project upon the same terms and conditions as are contained in this Lease and (b) pay rent and all other amounts due under this Lease directly to any successor in interest to Landlord.

So long as no Event of Default shall exist (after all applicable notice and cure periods), this Lease shall remain in full force and effect for the full Term hereof, and Tenant’s occupancy of the Premises and tenancy under this Lease shall not be disturbed by any foreclosure proceeding, any deed in lieu of foreclosure, or other such transfer, and any subordination of this Lease is expressly made subject to Tenant’s non-disturbance rights.

In the event any existing or future lender holding a Deed of Trust requires a modification of this Lease which does not increase Tenant’s Rent hereunder, or does not materially change any benefits or obligations of Tenant hereunder, Tenant agrees to execute appropriate instruments to reflect such modification, upon request by Landlord.

21. LIENS. Tenant shall not mortgage or otherwise encumber or allow to be encumbered its interest herein without obtaining the prior written consent of Landlord. Should Tenant cause any mortgage, lien or other encumbrance (hereinafter singularly or collectively referred to as “Encumbrance”) to be filed, against the Premises or the Project, Tenant shall dismiss or bond against same within fifteen (15) days after the filing thereof. If Tenant fails to remove said Encumbrance within said fifteen (15) days, Landlord shall have the absolute right to remove said Encumbrance by whatever measures Landlord shall deem convenient including, without limitation, payment of such Encumbrance, in which event Tenant shall reimburse Landlord, as Additional Rent, all costs expended by Landlord, including reasonable attorney’s fees, in removing said Encumbrance. Tenant shall indemnify Landlord and its agents, employees and contractors against any damages, losses or costs arising out of any such claim. Tenant’s indemnification of Landlord contained in this Paragraph shall survive the expiration or earlier termination of this Lease. All of the aforesaid rights of Landlord shall be in addition to any remedies which either Landlord or Tenant may have available to them at law or in equity.

22. GOVERNMENT REGULATIONS. Tenant, at Tenant’s sole cost and expense, shall conform with all laws and requirements of any Municipal, State, or Federal, authorities now in force, or which may hereafter be in force, pertaining to the Premises, as well as any requirement of Landlord’s insurance carrier with respect to Tenant’s use of the Premises. The judgment of any court, or an admission of Tenant in any action or proceeding at law, whether Landlord be a party thereto or not, shall be conclusive of the fact as between Landlord and Tenant.

23. NOTICES. All notices which are required to be given hereunder shall be in writing, and delivered by either (a) United States registered or certified mail, or (b) an overnight commercial package courier/delivery service with a follow-up letter sent by United States mail; and such notices shall be sent postage prepaid, addressed to the parties hereto at their respective addresses set forth in Items 28 and 30 of the Basic Lease Provisions. Either party may designate a different address by giving notice to the other party of same at the address set forth above. Notices shall be deemed received on the date of the return receipt. If any such notices are refused, or if the party to whom any such notice is sent has relocated without leaving a forwarding address, then the notice shall be deemed received on the date the notice-receipt is returned stating that the same was refused or is undeliverable at such address.

24. PARKING. Tenant shall be liable for all vehicles owned, rented or used by Tenant or Tenant’s agents, employees, contractors and invitees in or about the Project. Tenant shall not store any equipment, inventory or other property in any trucks, nor store any trucks on the parking lot of the Project other than in the areas identified on Exhibit A2, if any, or in areas agreed to by Landlord and Tenant. Notwithstanding the aforesaid, in the event the Premises have access to a loading dock which exclusively services the Premises then Tenant may park its trucks in such loading dock area and no other spaces at the Project. In the event the Premises have access to a loading dock which does not exclusively service the Premises, Tenant shall not park its trucks in the dock area longer than the time it takes to reasonably load or unload its trucks. In no event shall Tenant park any vehicle in or about a loading dock which exclusively services another tenant within the Project, or in a thoroughfare, driveway, street, or other area not specifically designated for parking. Landlord reserves the right to establish uniform rules and regulations for the loading and unloading of trucks upon the Project, which rules may include the right to designate specific parking spaces for tenants’ use. Upon request by Landlord, Tenant shall move its trucks and vehicles if, in Landlord’s reasonable opinion, said vehicles are in violation of any of the above restrictions. Tenant shall be entitled to utilize exclusively at least nine hundred eighty-one (981) parking spaces in the parking areas adjacent to the Building (as shown on Exhibit A2 attached hereto), which has been determined based upon the Parking Ratio as described in Item 33 of the Basic Lease Provisions. Prior to the date that other tenants occupy the Project, the Tenant shall be entitled to utilize all parking spaces on the Project.

25. OWNERSHIP.

(a) In the event of a sale or conveyance by Landlord of the Building or the Project, Landlord shall be released from any and all liability under this Lease. If the Security Deposit has been made by Tenant prior to such sale or conveyance, Landlord shall transfer the Security Deposit to the purchaser, and upon delivery to Tenant of notice thereof, Landlord shall be discharged from any further liability in reference thereto.

(b) Landlord shall not be in default of any obligation of Landlord hereunder unless Landlord fails to perform any of its obligations under this Lease within thirty (30) days after receipt of written notice of such failure from Tenant; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, Landlord shall not be in default if Landlord commences to cure such default within the thirty (30) day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

(c) Any liability of Landlord for a default by Landlord under this Lease, or a breach by Landlord of any of its obligations under the Lease, shall be limited solely to its interest in the Project, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord. Tenant’s sole and exclusive remedy for a default or breach of this Lease by Landlord shall be either (i) an action for damages, or (ii) an action for injunctive relief; Tenant hereby waiving and agreeing that Tenant shall have no right to terminate this Lease on account of any breach or default by Landlord under this Lease. Under no circumstances whatsoever shall Landlord ever be liable for punitive, consequential or special damages under this Lease and Tenant waives any rights it may have to such damages under this Lease in the event of a breach or default by Landlord under this Lease.

26. SECURITY DEPOSIT. Tenant has deposited with Landlord a Security Deposit as set forth in Item 22 of the Basic Lease Provisions, as security for the full and faithful performance of Tenant’s obligations under this Lease. The parties agree that, unless otherwise required by law, Landlord shall not be required to keep said Security Deposit separate from its general funds, nor pay any interest thereon to Tenant. Such Security Deposit shall not be construed as an advance Rent payment, or as a measure of Landlord’s damages in the event of a Default by Tenant. If Tenant should be placed in Default with respect to any provision of this Lease, Landlord may apply all or a portion of said Security Deposit for the payment of any sum in Default or for the payment of any amount which Landlord expends by reason of such Default. If any portion of said Security Deposit is so applied, Tenant shall deposit with Landlord, within five (5) days after receipt of Landlord’s written demand, an amount sufficient to restore said Security Deposit to its original amount. Upon the expiration of this Lease, Landlord shall return said Security Deposit to Tenant, provided Tenant has paid to Landlord all sums owing to Landlord under this Lease, and Tenant has returned the Premises to Landlord in as good order and satisfactory condition.

27. ESTOPPEL CERTIFICATES. Upon Landlord’s written request, Tenant shall execute and return to Landlord, within ten (10) days, a statement in writing certifying that as to the following: (i) whether this Lease is unmodified and in full force and effect, (ii) whether Tenant has defenses, offsets or counterclaims against its obligations to pay any Rent or to perform any other covenants under this Lease, (iii) whether there are uncured Defaults of Landlord or Tenant, and (iv) setting forth the dates to which the Rent and other charges have been paid, and any other information reasonably requested by Landlord. In the event Tenant fails to return such statement within said ten (10) days, setting forth the above, Tenant shall be in default hereunder. Any such statement delivered pursuant to this Paragraph may be relied upon by any prospective purchaser, mortgagee, or assignee of any mortgagee of the Project.

28. CONDITION OF PREMISES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, LANDLORD HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED PURPOSE OR USE, WHICH DISCLAIMER IS HEREBY ACKNOWLEDGED BY TENANT. THE TAKING OF POSSESSION BY TENANT SHALL BE CONCLUSIVE EVIDENCE THAT TENANT:

(i) ACCEPTS THE PREMISES, THE BUILDING, LANDLORD’S WORK AND THE PROJECT AS SUITABLE FOR THE PURPOSES FOR WHICH THE PREMISES WERE LEASED;

(ii) ACCEPTS THE PREMISES AND PROJECT AS BEING IN GOOD AND SATISFACTORY CONDITION;

(iii) WAIVES ANY DEFECTS IN THE PREMISES AND ITS APPURTENANCES EXISTING NOW OR IN THE FUTURE, EXCEPT THAT TENANT’S TAKING OF POSSESSION SHALL NOT BE DEEMED TO WAIVE LANDLORD’S COMPLETION OF ITEMS SET FORTH ON THE PUNCH-LIST; AND

(iv) WAIVES ALL CLAIMS BASED ON ANY IMPLIED WARRANTY OF SUITABILITY OR HABITABILITY.

29. INTENTIONALLY OMITTED.

30. PERSONAL PROPERTY TAXES. Tenant shall timely pay all taxes assessed against Tenant’s personal property and all improvements to the Premises in excess of Landlord’s standard installations. If said personal property and improvements are assessed with the property of Landlord, Tenant shall pay to Landlord an amount equal to Tenant’s share of such taxes, within ten (10) days after receipt of Landlord’s statement for same.

31. BROKERAGE. Landlord and Tenant each warrant to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only those referred to in Items 31 and 32 of the Basic Lease Provisions (“Brokers”) and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Landlord and Tenant each hereby agree to indemnify, defend and hold the other harmless from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons other than those Brokers listed above and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs.

32. SEVERABILITY. In the event any provision of this Lease is invalid or unenforceable, the same shall not affect or impair the validity or enforceability of any other provision.

33. HAZARDOUS MATERIALS. Prior to executing this Lease, Tenant has completed, executed and delivered to Landlord Tenant’s Hazardous Materials Disclosure Certificate (the “Haz Mat Certificate”), a copy of which is attached hereto as Exhibit H and incorporated herein by this reference. Tenant covenants, represents and warrants to Landlord that the information on the Haz Mat Certificate is true and correct and accurately describes the use(s) of Hazardous Materials which will be made and/or used on the Premises by Tenant. Tenant shall (a) endeavor to complete, execute, and deliver to Landlord, an updated Haz Mat Certificate describing any additional Hazardous Materials to be used on the Premises by Tenant that is not described on the latest Haz Mat Certificate then in effect, and any other reasonably necessary documents as requested by Landlord, if Tenant’s use of Hazardous Materials materially changes at any time during the Term, and (b) deliver an updated Haz Mat Certificate and any accompanying documents as aforesaid within ten (10) business days following Landlord’s request therefor (to be made not more than once per calendar year unless required by Landlord’s lender or any prospective purchaser of the Project or upon a release or suspected release of Hazardous Materials by Tenant). The Haz Mat Certificate required hereunder shall be in substantially the form as that which is attached hereto as Exhibit H. Notwithstanding the foregoing, for the avoidance of doubt, Tenant shall be entitled to use Hazardous Materials on the Premises as are typically used in Tenant’s operations without first obtaining the prior written consent of the Landlord, provided such use, and the handling, storage, transit and disposal of such Hazardous Materials, complies with Legal Requirements. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Project, except that the locations thereof shall be in areas agreed upon by Landlord and Tenant. Tenant, at its sole cost and expense, shall remediate in a manner satisfactory to Landlord any Hazardous Materials released on or from the Project by Tenant, its agents, employees, contractors, subtenants or invitees. As defined in any applicable laws, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom. As used in the Lease, the term “Hazardous Materials” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substance”, “hazardous wastes,” “hazardous material”, or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations, including without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Each of the covenants and agreements of Tenant set forth in this Paragraph shall survive the expiration or earlier termination of this Lease.

Tenant shall be permitted to construct and maintain exterior Hazardous Materials and waste storage in a location agreed upon by Tenant and Landlord. Such construction and maintenance shall be at Tenant’s cost and expense.

34. MISCELLANEOUS.

(a) In addition to the terms and conditions set forth herein, Landlord and Tenant shall be bound by those certain Rules and Regulations, set forth on Exhibit D, attached hereto and made a part hereof.

(b) All of the covenants of Tenant hereunder shall be deemed and construed to be “conditions” as well as “covenants” as though both words were used in each separate instance.

(c) This Lease shall not be recorded by Tenant without the prior written consent of Landlord. Notwithstanding the foregoing, the Landlord consents to the recording of a Memorandum of Lease in the real estate records of the county in which the Project is located.

(d) The paragraph headings appearing in this Lease are inserted only as a matter of convenience, and in no way define or limit the scope of any paragraph.

(e) Except with respect to Tenant’s obligation for the payment of Rent hereunder, in the event any obligation to be performed by either Landlord or Tenant is prevented or delayed due to labor disputes, acts of God, inability to obtain materials, government restrictions, casualty, pandemic, epidemic, or other causes beyond the control of the parties hereto (collectively, “Force Majeure”), the party liable to perform such obligation shall be excused from performing same for a period of time equal to any aforesaid delay. For the avoidance of any doubt, Tenant’s obligation to pay Rent shall not be excused due to Force Majeure.

(f) Submission of this Lease shall not be deemed to be an offer, or an acceptance, or a reservation of the Premises; and Landlord shall not be bound hereby until Landlord has delivered to Tenant a fully executed copy of this Lease, signed by both of the parties on the last page of this Lease in the spaces herein provided and has received the Security Deposit and first month’s Base Rent as provided for in Item 20 of the Basic Lease Provisions. Until such delivery, Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained herein to the contrary, Landlord may withhold possession of the Premises from Tenant until such time as Tenant has paid to Landlord the Security Deposit required by Paragraph 26 of this Lease, and the first month of Base Rent as set forth in Paragraph 4 of this Lease.

(g) All of the terms of this Lease shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

(h) This Lease and the parties’ respective rights hereunder shall be governed by the laws of the State of North Carolina. In the event of litigation, suit shall be brought in Wake County, North Carolina.

(i) In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs (including, without limitation, court costs and expert witness fees) incurred in such action. Such amounts shall be included in any judgment rendered in any such action or proceeding. Attorney fees payable under this provision shall be calculated on the basis of time in fact incurred by such attorneys, at such attorneys’ standard hourly rate, without regard to any statutory presumption.

(j) No waiver by Landlord of any provision of this Lease or of any breach by Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval under this Lease shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. No act or thing done by Landlord or Landlord’s agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, unless in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in a writing signed by Landlord.

(k) Landlord shall be the sole determinant of the type and amount of any access control or courtesy guard services to be provided to the Project, if any. IN ALL EVENTS, LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PREMISES, THE BUILDING OR THE PROJECT, (II) ANY DAMAGE TO PERSONS, OR (III) ANY LOSS OF PROPERTY IN AND ABOUT THE PREMISES, THE BUILDING OR THE PROJECT, BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS CONTROL OR COURTESY GUARD SERVICES PROVIDED BY LANDLORD.

(l) Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the term hereof without hindrance or ejection by any person lawfully claiming under Landlord, subject to the provisions of this Lease and to the provisions of any covenants, conditions and restrictions.

(m) Time is of the essence of this Lease and each and all of its provisions.

(n) If Tenant is a corporation, each individual executing this Lease on behalf of Tenant hereby covenants and warrants that Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to do business in the State of North Carolina, that the corporation has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is authorized to do so. If Tenant is a partnership or trust, each individual executing this Lease on behalf of Tenant hereby covenants and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with the terms of such entity’s partnership or trust agreement. Tenant shall provide Landlord on demand with such evidence of such authority as Landlord shall reasonably request, including, without limitation, resolutions, certificates and opinions of counsel.

(o) If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several, and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other business associations shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other business association, the members of which are, by virtue of statute or federal law, subject to personal liability, then the liability of each such member shall be joint and several.

(p) This Agreement is the result of arms-length negotiations between Landlord and Tenant and their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Lease and this Lease shall not be construed against either party.

(q) At any time that Tenant is not listed with a nationally recognized stock exchange, upon Landlord’s written request, Tenant shall promptly furnish Landlord, from time to time, with the most current audited financial statements prepared in accordance with generally accepted accounting principles, certified by Tenant and an independent auditor to be true and correct, reflecting Tenant’s then-current financial condition.

(r) This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by PDF formatted page sent by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(s) Simultaneously with the Parties’ execution of this Lease, Landlord shall execute a recordable Memorandum or Short Form Lease in the form attached hereto as Exhibit M and incorporated herein by reference, which may be recorded by Tenant at Tenant’s expense.

35. ROOF SPACE AND ROOF ITEMS.

(a) Landlord hereby grants Tenant a non-exclusive license to use a portion of the roof of the Building or any other building occupied by Tenant (“Roof Space”), as designated by Landlord in writing, subject to the other provisions hereof. Tenant shall use the Roof Space only for the purpose of installing and maintaining telecommunications equipment necessary for the operation of Tenant’s Business and/or Tenant’s mechanical equipment (the “Roof Items”).

(b) Tenant shall not install the Roof Items, or thereafter make any alterations, additions or improvements to the roof or the Roof Items, or remove the Roof Items, without the prior written consent of Landlord concerning all details thereof, including, but not limited to, the location of the Roof Space. Landlord shall not unreasonably withhold, condition or delay such consent. Landlord shall approve or reject the proposed installation of the Roof Items within a reasonable time after Tenant submits (i) plans and specifications for the installation of the Roof Items, and (ii) copies of all required governmental, quasi-governmental and other approvals, permits, licenses, and authorizations which Tenant will obtain at its own expense (including, but not limited to, approvals from any architectural or design review committee established under any covenants, conditions and restrictions applicable to the Premises). Landlord also reserves the right to require that: (a) any installation or other work be done in accordance with any Project rules, standards or other requirements for roof equipment and/or under the supervision of Landlord’s employees or agents, and in a manner so as to avoid damage to the Building, (b) roof pavers or walk pads be installed on the roof, at Tenant’s sole cost, to provide a means of access to the Roof Space, (c) screening of a material prescribed by Landlord be installed, at Tenant’s sole cost, to prevent the Roof Items from being visible to the public or to other tenants or from other buildings, and (d) all work be performed by contractors approved or designated by Landlord. All work shall be performed in a good and workmanlike manner and best industry practices and procedures, in accordance with all governmental requirements and in accordance with all provisions of the Lease respecting work to the Premises.

(c) If Tenant needs to connect the Roof Items to any other equipment, including connections via telecommunications cables (“Lines”) to the Premises, Tenant shall: (i) obtain Landlord’s prior written approval of all aspects thereof, (ii) use an experienced and qualified contractor reasonably designated or approved in writing in advance by Landlord, (iii) comply with such reasonable inside wire standards and procedures as Landlord may adopt from time to time, including Landlord’s requirements respecting access to and use of the wire closets, riser system and main distribution frame (“MDF”), and all other provisions of this Lease, (iv) not install Lines in the same sleeve, chaseway or other enclosure in close proximity with electrical wire, and not install PVC-coated Lines except as may be permitted by code, (v) thoroughly test any riser Lines to which Tenant intends to connect any Lines to ensure that such riser Lines are available and are not then connected to or used for telephone, data transmission or any other purpose by any other party (whether or not Landlord has previously approved such connections), and not connect to any such unavailable or connected riser Lines, and (vi) not connect any equipment to the Lines which may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, unless the Lines therefor (including riser Lines) are appropriately insulated to prevent such excessive electromagnetic fields or radiation (and such insulation shall not be provided by the use of additional unused twisted pair Lines). In addition, all such work shall be performed in a good and workmanlike manner and best industry practices and procedures, in accordance with all governmental requirements and in accordance with all provisions of the Lease respecting work to the Premises, and without impairment to, and in accordance with the provisions of, any applicable roof warranty.

(d) Tenant shall take all appropriate actions to prevent any roof or building leaks or other damage or injury to the Roof Space or the Premises or contents thereof (collectively, “Property Damage”) caused by Tenant’s use of the Roof Space or its installation, use, maintenance or removal of the Roof Items, and shall promptly notify Landlord of any such Property Damage. In the event of any such Property Damage, Landlord may: (i) require that Tenant pay Landlord’s reasonable costs for repairing such Property Damage within fifteen days after Landlord submits an invoice and reasonable supporting documentation therefor, or (ii) require that Tenant perform the necessary repairs in a good and workmanlike manner using a contractor designated or approved by Landlord at Tenant’s expense within fifteen days after Landlord’s notice. Upon termination of the Lease, at Landlord’s written election, Tenant shall disconnect and remove the Roof Items and any Lines installed by or for Tenant hereunder. If Tenant does not immediately remove the Roof Items or Lines when so required, Tenant hereby authorizes Landlord to remove and dispose of the same and Tenant shall promptly pay Landlord’s reasonable charges for doing so. Any Lines not required to be removed pursuant to this Section shall, at Landlord’s option, become the property of Landlord (without payment by Landlord).

(e) Except to the extent expressly inconsistent herewith, all rights and obligations of the parties respecting the Premises under the Lease shall apply to the Roof Space and Roof Items, including, without limitation, obligations respecting compliance with Legal Requirements, Hazardous Materials, repairs, casualty damage, indemnities and insurance (including waivers of insurers’ subrogation rights). Landlord shall permit Tenant unlimited access to the roof for the purposes permitted hereunder. Landlord reserves the right to enter the roof, without notice, at any time for the purpose of inspecting the same, or making repairs, additions or alterations to the Building, or to exhibit the roof to prospective tenants, purchasers or others, or for any other reason not inconsistent with Tenant’s rights hereunder. In connection with exercising such rights, upon ten days prior written or oral notice to Tenant’s on-site manager (except that no notice shall be required in an emergency, e.g. to repair roof leaks associated with the Roof Space or Roof Items). Landlord also reserves the right, from time to time upon thirty days prior written notice to Tenant, to relocate the Roof Space and/or move or require that Tenant move the Roof Items, to another location or locations, provided: (i) Landlord shall use reasonable efforts to provide such other space that will be reasonably comparable and feasible for Tenant’s purposes, and (ii) Landlord shall pay all reasonable, direct, out-of-pocket expenses incurred by Tenant in connection therewith (excluding lost profits of other consequential damages). Tenant may not assign or sublicense its rights under this Section 35, nor let any other party tie into or use the Roof Items or the roof, and Tenant may not transmit or distribute signals through the Roof Items to any parties not affiliated with Tenant, and any attempt to assign, sublicense, transmit or distribute signals in violation of the foregoing shall be null and void. Tenant shall comply with all FCC requirements, and shall not use the roof or the Roof Items so as to interfere in any way with the ability of Landlord or its tenants and occupants of the Project and neighboring properties to receive radio, television, telephone, microwave, short-wave, long-wave or other signals of any sort, nor so as to interfere with the use of any antennas, satellite dishes or other electronic or electric equipment or facilities currently or hereafter located on the roof or any floor or area of the Building or other property.

36. EMERGENCY GENERATOR.

(a) Landlord hereby agrees that, subject to this Section 36, Tenant’s compliance with all Legal Requirements and all recorded covenants, conditions and restrictions affecting the Project, and subject to the approval of all applicable governmental authorities, Tenant shall have the right, at Tenant’s sole cost and expense, to install back-up emergency generators on one or more pads outside the Building in locations depicted on Exhibit J attached hereto (the area upon which such generator shall be located shall be collectively referred to herein as the “Generator Site”). Such generator shall be of such size and specifications, and include such platforms, fencing, enclosures, sheds and other related materials and equipment, as shall be approved by Landlord prior to installation (collectively, the “Emergency Generator”), which approval shall not be unreasonably withheld. In addition, Tenant shall have the right to install such connection equipment, such as conduits, cables, risers, feeders and materials (collectively, the “Generator Connecting Equipment”) in the shafts, ducts, conduits, chases, utility closets and other facilities of the Building as is reasonably necessary to connect the Emergency Generator to Tenant’s other machinery and equipment in the Premises, subject, however, to the provisions of Section 36(b) below. Subject to Section 36(c) below and all of the terms and conditions of this Lease, and subject to all Legal Requirements and such reasonable rules and regulations as Landlord may impose from time to time, Tenant shall also have the right of access twenty-four (24) hours per day, seven (7) days per week to the areas where the Emergency Generator and/or any Generator Connecting Equipment (all collectively referred to herein as the “Generator Equipment”) are located for the purposes of maintaining, repairing, testing and replacing the same.

(b) The installation of the Generator Equipment shall constitute an Alteration and shall be performed in accordance with and subject to the provisions of Article 9 above, including, without limitation, Tenant’s obligation to obtain Landlord’s prior consent to the size and other specifications of the Generator Equipment, and the Generator Equipment shall be treated for all purposes of this Lease as if the Generator Equipment were Tenant’s personal property. In no event shall Tenant be permitted to void any warranties pertaining to the Building or Project in connection with the installation of the Generator Equipment. For the purposes of determining Landlord’s and Tenant’s respective rights and obligations with respect to Tenant’s use of the Generator Site as provided herein, the Generator Site shall be deemed to be a portion of Tenant’s Premises to the extent appropriate; consequently, all of the provisions of this Lease respecting Tenant’s obligations hereunder shall apply to the installation, use and maintenance of the Generator Site by Tenant (including, without limitation, provisions relating to compliance with requirements as to insurance, indemnity, repairs and maintenance), and all such provisions shall also apply, to the extent appropriate, to the installation, use and maintenance of the Generator Equipment. Landlord shall have no obligation to make any changes, improvements or alterations to the Generator Site. Tenant, at Tenant’s sole cost and expense, shall maintain the Generator Equipment in first class condition, order and repair and install such enclosures, fencing and other protective equipment on or about the Generator Equipment as Landlord may reasonably determine.

(c) Tenant shall install, use, maintain and repair the Generator Equipment so as not to damage or interfere with the operation of the Project, any portion thereof, including, without limitation, the Generator Site, the systems and equipment of the Building and/or Project, and any other generators or power sources or similar equipment located in or on the Building and/or Project.

(d) Landlord shall not have any obligations with respect to the Generator Site, the Generator Equipment or compliance with any requirements relating thereto, nor shall Landlord be responsible for any damage that may be caused to the Generator Equipment, except to the extent caused by the negligence or willful misconduct of Landlord. Landlord makes no representation that the Generator Equipment will be able to supply sufficient power to the Premises, and Tenant agrees that Landlord shall not be liable to Tenant therefor.

(e) Tenant shall (i) be solely responsible for any damage caused as a result of the Generator Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any requirements in connection with the installation, maintenance or use of the Generator Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) make necessary repairs, replacements to or maintenance of the Generator Equipment and Generator Site in order to keep the same in good order, condition and repair. Tenant shall have the work which is Tenant’s obligation to perform under this Section 36 (including, without limitation, all installation, modification and maintenance of the Generator Equipment) performed promptly and diligently in a good, workmanlike manner, by contractors and subcontractors approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(f) Except for Hazardous Materials used by Tenant in maintaining the Generator Equipment and in compliance with all applicable Legal Requirements and the highest safety standards for such use, Tenant shall not use any Hazardous Materials in connection with the Generator Equipment. Tenant shall promptly, at Tenant’s expense, take all investigatory and all remedial action required by applicable laws for the cleanup of any spill, release or other contamination of the Generator Site, the Building and/or the Project to the extent caused by Tenant’s use of the Generator Equipment (including, without limitation, the fuel for the Emergency Generator), or pertaining to or involving any such fuel or other Hazardous Materials brought onto the Generator Site during the Lease Term by Tenant or any of Tenant’s agents, employees, contractors, licensees or invitees. Tenant’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant or any of Tenant’s agents, employees, licensees or invitees, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.

(g) Notwithstanding any provision herein to the contrary, Tenant shall not be responsible for restoring or removing any Emergency Generator upon the termination of the Lease.

37. CONSTRUCTION OF ADDITIONAL IMPROVEMENTS ON THE PROJECT

As of the Effective Date, the Tenant is the only tenant of the Project. Landlord shall not make any changes, alterations, reconfigurations, reductions or modifications to the Project or construct additional Building improvements which would materially or unreasonably interfere with Tenant’s use and enjoyment of the Premises, Tenant’s access to or view from the Premises, the visibility of Tenant’s business, the rights of the Tenant to utilize exclusively nine hundred eighty-one (981) parking spaces in the parking areas adjacent to the Building as shown on Exhibit A2, or any other rights that the Tenant has under this Lease.

Subject to the foregoing limitation, the Landlord may change the Project so as to alter the layout, size, common areas within the Project, and construct additional improvements to the Project, including without limitation the construction of additional structures or improvements on the Land. Landlord agrees to consult with the Tenant prior to constructing any additional improvements and the Tenant shall have the right to determine whether the additional improvements impact the Tenant’s rights in the first paragraph of this Section. Tenant shall not unreasonably withhold its consent to any such additional improvements or any changes to the Project. Any additional improvements adding square footage within the Project (the “Additional Space”) shall be subject to the Right of First Refusal set out in Section 38 of this Lease. Any construction to be conducted by Landlord shall be performed in a manner to minimize interference with the conduct of Tenant’s business in the Premises or use of the common areas, provided, however, that Landlord shall not be obligated to employ overtime labor except where the interruption of Tenant’s business is substantial.

In the event of the construction of Additional Space adding square footage to the Project, the Tenant’s Pro Rata Share shall be adjusted accordingly based upon the Rentable square feet within the Project, which shall be determined in accordance with the Standard Method for Measuring Floor Areas in Industrial Buildings promulgated by the Association (“ANSI/BOMA Z.65.2-2009” or the BOMA Standards) (the “Measurement Standard”). Upon any such adjustment, the Premises will be subject to remeasurement in accordance with the Measurement Standard.

38. RIGHT OF FIRST REFUSAL.

(a) Provided that Tenant shall not have assigned this Lease and is then in occupancy of at least fifty percent (50%) of the Premises, Tenant shall have the ongoing right of first refusal throughout the Term (“Refusal Option”) to lease the Additional Space. Except as otherwise provided herein, prior to entering into any lease for any portion of the Additional Space, Landlord shall notify Tenant in writing (“Landlord’s Notice”) of Landlord’s arms-length discussions to lease such space upon terms that Landlord is willing to accept from a bona fide third party offeror (“Bona Fide Offer”) and setting forth the material terms of the Bona Fide Offer and such other terms as are herein provided. As used herein, the “Available Additional Space” shall refer to the Additional Space that is identified by Landlord from time to time in a Bona Fide Offer as being available to lease pursuant to Tenant’s Refusal Option. Tenant shall have thirty (30) days after Tenant receives Landlord’s Notice in which to notify Landlord in writing of its election to lease the Available Additional Space upon the exact terms set forth in Landlord’s Notice. If Tenant declines to exercise this Refusal Option or fails to give such written notice within the time period required, Tenant shall be deemed to have waived the Refusal Option with respect to the Available Additional Space specified therein, and thereafter Landlord shall be free to lease such Available Additional Space to the bona fide offeror or any other third party (collectively, an “Offeror”), upon the terms and conditions identified in the Bona Fide Offer free and clear of any continuing rights of Tenant. If Landlord does not enter into a lease for such space upon such terms and conditions set out in the Bona Fide Offer within twelve (12) months following delivery of the First Refusal Availability Notice, then Landlord must again offer such space to Tenant, pursuant to Tenant’s First Refusal Right hereunder, before Landlord may lease the same to another tenant.

(b) The term for the Available Additional Space shall be the same term contained in the Bona Fide Offer; provided, however, that if the term set forth in the Bona Fide Offer is less than the then remaining period of the Term, the term for the Available Additional Space shall be extended to be coterminous with the term for the Premises subject to revisions by Landlord that are consistent with such extension (such as escalations in the Base Annual Rent).

(c) If Tenant shall exercise the Refusal Option, then Landlord and Tenant shall enter into an amendment to this Lease adding the Available Additional Space to the Premises upon the terms and conditions set forth in this Section and making such other modifications to this Lease as are appropriate under the circumstances. If Tenant shall fail to use commercially reasonable efforts to enter into such amendment within thirty (30) days following Tenant’s exercise of the Refusal Option, then Landlord may terminate such Refusal Option by notifying Tenant in writing, in which event Landlord shall thereafter be free to lease the Available Additional Space to an Offeror.

(d) Notwithstanding the foregoing, Tenant shall have no right to exercise its Refusal Option, and Landlord shall have no further duty to send Landlord’s Notice, if an event of default by Tenant, beyond all notice and cure periods, shall have occurred hereunder.

39. PROHIBITION ON LANDLORD’S LEASING OF ANY PORTION OF PROJECT TO DESIGNATED COMPETITORS. So long as the Tenant is leasing and occupying all of the Premises, if Landlord adds additional rentable square footage to the Project, Landlord agrees that it will not lease space in the Project to a Designated Competitor (defined below). Tenant shall provide a written list (the “Competitors List”) to Landlord setting forth the names of not more than three (3) direct competitors to Tenant (“Designated Competitors”) within ten (10) business days following Landlord notice to Tenant of Landlord’s intention to add additional square footage to the Project. If Tenant provides more than three (3) names, the first three names on the list shall be the Designated Competitors and all other names shall be ignored. If Tenant fails to timely provide the Competitors List to Landlord, Landlord shall have the right to send Tenant a second notice requesting same. If Tenant fails to provide the Competitors List within an additional ten (10) business days following delivery of the second notice, the restriction on Landlord set forth in this Section 39 shall lapse and Landlord shall be free to lease such additional square footage to any prospective tenant without any further liability to Tenant.

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[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

WHEREFORE, Landlord and Tenant have respectively executed this Lease the day and year first above written.

LANDLORD:

APB OWNER LLC, a
Delaware limited liability company

By:	/s/ Mehul Patel
Name:	Mehul Patel
Title:	Authorized Signatory

Date:	April 20, 2021

TENANT:

INVITAE CORPORATION, a
Delaware corporation

By:	/s/ Tom Brida
Name:	Tom Brida
Title:	General Counsel

Date:	April 20, 2021

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